                                                                   Exhibit 10.1





                              INVESTMENT AGREEMENT

                          DATED AS OF NOVEMBER 21, 1996

                                 BY AND BETWEEN

                                   BRIM, INC.

                                       AND

                  GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P.

                              INVESTMENT AGREEMENT

         This Agreement is made and entered into as of this 21st day of November, 1996 by and between Brim, Inc. (the "Company") and Golder, Thoma, Cressey, Rauner Fund IV, L.P., a Delaware limited partnership ("Purchaser") and Principal Hospital Company, a Delaware corporation ("Principal").

                                    RECITALS

         This Agreement describes a series of transactions, some of which shall be consummated pursuant to the terms hereof and some of which shall be consummated pursuant to the terms of certain agreements described or referenced herein, by which the Company will be reorganized and recapitalized (the "Recapitalization") and will divest certain assets and operating entities and will acquire by merger Principal. Due to the complexity of these transactions, they will be briefly described in steps in the following recitals:

STEP ONE: THE CARRYCO MERGER

         A. Prior to the closing of the Investment (as defined below) by Purchaser, certain of the officers of the Company all of whom are shareholders of the Company and as of the date hereof collectively own approximately 67% of the Company's fully diluted common stock (the "Carryover Shareholders") will form a new Oregon corporation to be known as Carryco, Inc. ("Carryco"). The Carryover Shareholders will contribute to Carryco a number of shares of common stock of the Company that will have a value estimated to be $4 million, as determined by reference to the anticipated cash payment that the other current common shareholders will receive upon consummation of all of the transactions provided for herein.

         B. Thereafter and prior to the closing of the Investment, the Company and Carryco will adopt a plan and agreement of merger pursuant to which Carryco will be merged with and into the Company (the "Carryco Merger"). The Company will be the surviving entity. As consideration to the current holders of the common stock of the Company for the Carryco Merger, each share of outstanding common stock of the Company will be exchanged for one share of a newly designated redeemable junior preferred stock of the Company (the "Redeemable Junior Preferred"), and each option to purchase common stock of the Company will be converted into the option to purchase a like number of shares of the Redeemable Junior Preferred. The outstanding preferred stock of the Company (the "GECC Preferred") will not be affected by the Carryco Merger. As consideration to the Carryover Shareholders for the Carryco Merger, each Carryover Shareholder will receive shares of a newly designated junior preferred stock and shares of common stock of the Company, each in the same proportion as the shares of common and junior preferred stock to be issued to Purchaser in connection with the transaction described in Paragraph H(i) that comprises a portion of the Investment. The Carryco Merger will occur approximately one day prior to the closing of the Investment.


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         C. Prior to the closing of the Carryco Merger, the Company will amend its Articles of Incorporation to authorize the issuance of a newly designated series of preferred stock and a newly designated series of senior preferred stock, all of which shall by their terms be junior in priority to the GECC Preferred Stock.

         D. Upon consummation of the Carryco Merger, the Company will cancel, as treasury shares, the shares of its common stock acquired from Carryco through the Carryco Merger.

         E. Prior to the closing of the Investment, the Company will form a new wholly owned subsidiary to be known as Principal Merger Company.

STEP TWO: THE DIVESTITURES

         Following the Carryco Merger and immediately prior to the closing of the Investment, the Company will dispose of certain assets and subsidiaries in the following series of transactions (collectively, the "Divestitures"):

         D. By Agreement and Plan of Merger of even date herewith (the "BSL Merger Agreement") the Company has agreed to merge its wholly owned subsidiary, Brim Senior Living, Inc. ("BSL"), with and into Encore Senior Living, LLC, a Delaware limited liability company ("Encore"), some of whose members consist of certain officers of the Company or its Subsidiaries, which officers are also shareholders of the Company and who as of the date hereof collectively own approximately 58% of the Company's fully diluted common stock, and to sell to Encore for a purchase price of $15 million (the "BSL Purchase Price") certain assets owned by the Company and used in connection with the operation of its senior living business (the "BSL Transaction").

         E. By Purchase and Sale Agreement of even date herewith (the "Excluded Assets Purchase Agreement") the Company has agreed to sell to a newly formed limited liability company whose members consist of certain officers and employees of the Company, all of whom are shareholders of the Company and who as of the date hereof collectively own approximately 75% of the Company's fully diluted common stock, for a purchase price of $406,500 (the "Excluded Assets Purchase Price") plus the assumption of debt related thereto certain assets of the Company which are not directly related to its health care or its senior living operations (the "Excluded Assets Transaction").

         F. By Purchase and Sale Agreement of even date herewith (the "MSL Purchase Agreement") the Company has agreed to sell to C-C Lantana, Inc, a Delaware corporation, which is a wholly owned subsidiary of CC-Development Group, Inc., for a purchase price of $3 million (the "MSL Purchase Price") all of the issued and outstanding common stock of its wholly owned subsidiary, Meridian Senior Living, Inc. ("MSL"), and by Purchase and Sale Agreement of even date




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



herewith (the "LP Purchase Agreement") the Company has agreed to sell to David McAllister and James Williams, officers of the Company, who collectively own approximately 27% of the Company's fully diluted common stock, for a purchase price of $1,000 (the "LP Purchase Price") its limited partnership interest in Meridian Park Village Limited Partnership (collectively, the "the "Freedom Village Transaction" and together with the BSL Transaction, the "Senior Living Transaction").

STEP THREE: THE FINANCING

         G. Following the Carryco Merger and immediately prior to the closing of the Investment, the Company will enter into a credit agreement with First Union National Bank of North Carolina pursuant to that Commitment Letter dated September 13, 1996 (the "First Union Commitment Letter"), a true and correct copy of which is attached hereto as Exhibit A (the "Credit Facility"), which Credit Facility shall provide for a loan in the principal amount of no less than $54,000,000 (the "First Union Loan Proceeds").

STEP FOUR: THE INVESTMENT

         H. Contemporaneously with closing the Credit Facility, (i) Purchaser and/or its designees will purchase from the Company shares of a newly designated class of junior preferred stock and of common stock and (ii) an investor selected by Purchaser will purchase from the Company shares of a newly designated class of senior preferred stock pursuant to that Commitment Letter dated September 17, 1996, a true and correct copy of which is attached hereto as Exhibit A (the "Investment Commitment Letter") (collectively, the "Investment").


STEP FIVE: THE REDEMPTION/THE ESCROWS

         I. Immediately following the closings of the Credit Facility, the Investment and the Divestitures and using the BSL Purchase Price, the MSL Purchase Price, the First Union Loan Proceeds and the Investment Proceeds (as defined below), the Redeemable Junior Preferred will be called for redemption and then redeemed by the Company and the GECC Preferred will be repurchased by the Company (collectively, the "Redemption") and the Escrow Account and the Agent/Legal Fees Expense Account will be established.

STEP SIX:  THE SUBSEQUENT TRANSACTION

         K. By Agreement and Plan of Merger to be executed and delivered after the Closing among the Company, Principal Merger Company (a transitory subsidiary of the Company) and Principal, the parties thereto will provide for the merger of Principal Merger Company with and into Principal so that, following the merger Principal will be a wholly-owned subsidiary of the Company (the "Subsequent Transaction") and in consideration therefor the shareholders of Principal will receive common stock of the Company.



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         Hereinafter the Recapitalization, the Financing, the Investment, the
Divestitures and the Redemption will sometimes be collectively referred to as the "Transactions."

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS
FOLLOWS:

                                    ARTICLE I
               THE REORGANIZATION, RECAPITALIZATION AND REDEMPTION

         1.01. Carryco Merger. Subject to the terms and conditions hereof, prior to the Closing Date (as defined below), the Carryover Shareholders shall organize Carryco. The Carryover Shareholders and their proportionate capitalization of and interest in Carryco shall be as set forth on Exhibit B hereto. Carryco and the Company shall adopt a Plan and Agreement of Merger, substantially in the form set forth as Exhibit C hereto, providing for the Carryco Merger. The Carryco Merger shall be consummated on or about the day prior to the Closing Date as provided for in Paragraph 2.01 hereof and shall be conditioned on the Purchaser or the Purchaser's designees having deposited into escrow with a mutually acceptable escrow agent, the Investment Proceeds (as defined below) along with instructions (which instructions shall be irrevocable upon compliance by the Company and by the parties (including the Company) to the BSL Merger Agreement, the MSL Purchase Agreement, the LP Purchase Agreement, the Excluded Assets Purchase Agreement and the Carryco Merger with their obligations under each such agreement) directing the release of said funds upon the consummation of the Carryco Merger and the confirmation of the Company and the Purchaser that the conditions to closing provided for in this Agreement have been satisfied or waived.

         1.02. The Divestitures. Following the Carryco Merger and immediately prior to the Closing, the Company shall consummate the Divestitures on the terms and conditions provided for in the BSL Merger Agreement, the MSL Stock Purchase Agreement, the LP Purchase Agreement and the Excluded Assets Purchase Agreement. As set forth more fully in the LP Purchase Agreement and the Excluded Assets Purchase Agreement, the LP Purchase Price and the Excluded Assets Purchase Price shall be payable by the purchasers to the Company in immediately available funds at the closing of the transaction provided for in the LP Purchase Agreement and in the Excluded Assets Transaction, respectively, and shall be retained by the Company from and after the closing of said transactions. As set forth more fully in the BSL Merger Agreement and the MSL Purchase Agreement, the BSL Purchase Price and the MSL Purchase Price shall be payable by the purchasers at the closings thereof as follows:

         (a) Fourteen Million Two Hundred Thousand and no/100 Dollars ($14,200,000) of the BSL Proceeds shall be paid in immediately available funds by wire transfer to the Company; and

         (b) Seven Hundred Fifty Thousand and no/100 Dollars ($750,000) of the BSL Proceeds shall be paid in immediately available funds to an interest bearing escrow account established at Key Bank of Oregon (the "Escrow Agent") and designated as the Brim/Senior Living Escrow Account



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



(the "Senior Living Escrow Account") to be held by the Escrow Agent in accordance with the terms of the escrow agreement executed in conjunction with the Senior Living Transaction (the "Senior Living Escrow Agreement").

         (c) Fifty Thousand and no/100 Dollars ($50,000) of the BSL Proceeds shall be paid in immediately available funds to an interest bearing escrow account established with the Escrow Agent and designated as the "Agent/Legal Fees Escrow Account" to be held and applied by the Escrow Agent in accordance with the terms of Paragraph 1.04(b)(iii) hereof and with the terms of the Senior Living Escrow Agreement.

         (d) One Million Nine Hundred Fifty Thousand and no/100 Dollars ($1,950,000) of the MSL Proceeds shall be paid in immediately available funds by wire transfer to the Company.

         (e) One Million and no/100 Dollars ($1,000,000) of the MSL Proceeds shall be paid in immediately available funds to the Senior Living Escrow Account to be held by Escrow Agent in accordance with the terms of the Senior Living Escrow Agreement.

         (f) Fifty Thousand and no/100 Dollars ($50,000) of the MSL Proceeds shall be paid into the Agent/Legal Fees Escrow Account to be held and applied by the Escrow Agent in accordance with the terms of Paragraph 1.04(b)(iii) hereof and with the terms of the Senior Living Escrow Agreement;

         1.03. The Financing. Following the Carryco Merger and the consummation of the Divestitures, the Company will enter into the Credit Facility.

         1.04. The Investment.

         (a) Prior to the Closing Date and in anticipation of the consummation of the Redemption, the Company shall amend its charter to authorize the issuance of two additional series of preferred stock, one series to be designated Series A Senior Preferred Stock, having the rights and preferences set forth in Exhibit D hereto (the "Senior Preferred Stock"), and the other series to be designated Series B Junior Preferred Stock, having the rights and preferences set forth in Exhibit E hereto (the "Junior Preferred Stock" and together with the Senior Preferred Stock, the "New Preferred Stock", all of which shall, by their terms, be junior in priority to the GECC Preferred Stock until the repurchase of the GECC Preferred Stock upon consummation of the Redemption.

         (b) On the Closing Date, subject to the terms and conditions set forth herein, the Company shall issue (i) to Purchaser's designees and the Purchaser's designees shall purchase from the Company 20,000 shares of the Senior Preferred Stock, for an aggregate purchase price of $20 million, and (ii) to Purchaser and/or its designees and the Purchaser and/or its designees shall purchase from the Company such number of shares of the Junior Preferred Stock and shares of Common Stock as shall be necessary to ensure that there are sufficient funds available at Closing




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to consummate the redemption of the Redeemable Junior Preferred and the GECC
Preferred in accordance with the terms hereof, which funds are currently anticipated to be approximately $10,000,000. The aggregate purchase price for the New Preferred Stock and the common stock to be purchased by Purchaser and its designees is estimated to be approximately $30,000,000, and is referred to herein as the "Investment Proceeds." On the Closing Date, the Investment Proceeds and the First Union Loan Proceeds shall be payable to the Company as follows:

         (i) Sixty Nine Million Eight Hundred Thousand and no/100 Dollars ($69,800,000) shall be paid in immediately available funds by wire transfer to the Company.

         (ii) Four Million and no/100 Dollars ($4,000,000) shall be paid in immediately available funds to an interest bearing escrow account established by the Escrow Agent and designated as the "Brim/Principal Escrow Account" to be held by the Escrow Agent.

         (iii) Two Hundred Thousand and no/100 Dollars ($200,000) shall be paid in immediately available funds to the Agent/Legal Fees Expense Account to be used by Lee Zinsli, as the agent for the benefit of the former holders of the Redeemed Preferred Stock and of the GECC Preferred Stock (the "Agent") to pay any costs and expenses incurred by the Agent in connection with any claims made under the indemnity provisions hereof and/or under the indemnity provisions of the Senior Living Escrow Agreement. The funds in the Brim/Principal Escrow Account shall be disbursed in accordance with the provisions of Article IX hereof and/or any Escrow Agreement which may be executed pursuant thereto.

         (c) Concurrently with the Closing, the Company shall repurchase all of the GECC Preferred Stock pursuant to the terms of that Preferred Stock Repurchase Agreement entered into with General Electric Capital Corporation in the form attached hereto as Exhibit F (the "Preferred Stock Repurchase Agreement").

         1.05. Redemption of the Redeemable Junior Preferred and the GECC Preferred.

         (a) On or immediately prior to the Closing Date, the Company shall call for redemption all of the then outstanding shares of the Redeemable Junior Preferred (the "Redeemed Preferred Stock"). Purchaser acknowledges and agrees that the shares of Redeemable Junior Preferred may include shares of Redeemable Junior Preferred acquired upon the purchase or the exercise of the Options (as defined in Paragraph 3.02) and which are described more fully in Section 3.02(a) of the Company Disclosure Letter in accordance with Paragraph 1.05(b). In connection with the redemption of the Redeemed Preferred Stock, prior to Closing each holder will be advised of the procedures for surrendering to Key Bank of Oregon, the payment agent (the "Payment Agent") the certificates representing either the common stock which shall be converted into shares of Redeemable Junior Preferred in accordance with the terms of the Carryco Merger or the Redeemed Preferred Stock, as applicable. Upon surrender and exchange of a certificate to the Payment Agent in care of the Agent, the holder will be paid the amount of cash to which such holder is entitled



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hereunder as a result of the closing of the Transactions less any amount required to be withheld under applicable federal income tax regulations.

         (b) Purchaser further acknowledges and agrees that between the date hereof and the Closing Date the Board of Directors or the shareholders, as applicable, of the Company shall have the right to take such action as may be necessary to either (i) declare any of such Options which are unvested as of the date hereof or as of the Closing Date to be vested as of the Closing Date (the "Accelerated Options") and, subject to the terms of the Stock Option Plans under which such Options were issued or to such other action as may be lawfully taken by the Board of Directors or shareholders of the Company, each of the holders thereof may exercise said Accelerated Options on or immediately prior to the Closing Date and shall in the event of the exercise thereof first receive the shares of Redeemable Junior Preferred which are due upon the exercise thereof (which Redeemable Junior Preferred will become part of the Redeemed Preferred Stock) and thereafter receive the amount due for the Redeemed Preferred Stock held by such option holder on the Closing Date in accordance with Paragraph 1.05(a) less the exercise price per share provided for in each such Accelerated Option or (ii) offer to purchase vested and unvested Options for a purchase price equal to the difference between the price per share owing at Closing to the holders of the Redeemed Preferred Stock and the exercise price under such Options, which purchase price shall be due and payable concurrently with the payment of the redemption price due to the holders of the Redeemed Preferred Stock (the "Purchased Options").

         1.06. The Redemption Price. Based on a continuing investment by the Carryover Shareholders of Three Million Nine Hundred Fifty Thousand Nine Hundred Forty and no/100 Dollars ($3,950,940), the aggregate redemption price for the Redeemed Preferred Stock and the GECC Preferred Stock shall be Eighty Five Million Nine Hundred Ninety Nine Thousand Sixty and no/100 Dollars ($85,999,060) (the "Redemption Price").

         1.07. Distribution of Redemption Price/Interest in Escrow Accounts. Prior to the distribution of the Redemption Price the Company shall deduct therefrom the amount of the Estimated Senior Living Tax Liability (as hereinafter defined), the Senior Living Smith Barney Fee (as hereinafter defined), the GECE Payment (as hereinafter defined) and any costs of the Senior Living Transaction as contemplated by Paragraph 10.14 in excess of $200,000 (collectively, the "Price Adjustments"), and shall pay to the appropriate third parties the amounts which are the subject of the Price Adjustments as and when due in accordance with the terms hereof, such that the proceeds distributed to the holder of the GECC Preferred Stock and the holders of the Redeemed Preferred Stock in connection with the Closing shall be in the aggregate amount of Eighty One Million Seven Hundred Ninety Thousand Eight Hundred Nineteen and no/100 Dollars ($81,790,819) (the "Net Redemption Price") and shall be allocated between the holder of the GECC Preferred Stock and the holders of the Redeemed Preferred Stock (the latter of which for purposes hereof shall include the holders of the Accelerated Options or the Purchased Options) as follows:






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         (a) GECC Preferred Stock: Thirty Million Three Thousand One Hundred Six
and no/100 Dollars ($30,003,106), representing an accrued dividend of Two
Million Six Hundred Twenty Four Thousand and no/100 Dollars ($2,624,000) and Twenty Seven Million Three Hundred Seventy Nine Thousand One Hundred Six and no/100 Dollars ($27,379,106) as the purchase price for the Seller's Shares.

         (b) Redeemed Preferred Stock: Fifty One Million Seven Hundred Eighty Seven Thousand Seven Hundred Thirteen and no/100 Dollars ($51,787,713); provided, however, that with respect to the holders of the Accelerated Options or the Purchased Options, as applicable, the portion of the Net Redemption Price distributed to them shall, as set forth more fully in Paragraph l.05(b), be equal to the difference between the price per share owing at Closing to the holders of the Redeemed Preferred Stock and the exercise price under such Options, with the excess retained by the Company as the consideration for the Redeemed Preferred Stock evidenced by said Accelerated Options or Purchased Options.

         The foregoing assumes the costs of the Senior Living Transaction borne by the holder of the GECC Preferred and the holders of the Redeemed Preferred Stock equals $500,000, it being understood and agreed that pursuant to Paragraph 10.14, the first $200,000 of such costs shall be borne by the Company and any excess of such costs shall be borne by the former shareholders of the Company through an offset against the Redemption Price which is reflected in the Net Redemption Price. In the event the costs are greater or less than said amount, the Net Redemption Price shall be reduced or increased respectively on a dollar for dollar basis by said difference and the amount distributed to each of GECC and the holders of the Redeemed Preferred Stock shall be adjusted accordingly.

         The foregoing also assumes that the Senior Living Tax Liability will be in an amount equal to the Estimated Senior Living Tax Liability. In the event of a change in the Senior Living Tax Liability at Closing in accordance with the final sentence of Paragraph 1.08, the Net Redemption Price shall be reduced or increased on a dollar for dollar basis by said difference and the amount distributed to each of GECC and the holders of the Redeemed Preferred Stock shall be adjusted accordingly.

         In addition, after the Closing the former holders of the Redeemed Preferred Stock, the GECC Preferred Stock, the Accelerated Options and/or the Purchased Options and the Carryover Shareholders shall have an interest in the Senior Living Escrow Account, in the Brim/Principal Escrow Account established under the terms of this Agreement and in the Agent/Legal Fees Expense Account. The interest of the holders of the Redeemed Preferred Stock and the GECC Preferred Stock in the Brim/Principal Escrow Account and in the Agent/Legal Fees Expense Account is set forth more fully in Paragraph IX hereof.

         The following table is inserted for purposes of summarizing the amounts set forth in Paragraphs 1.01 through this Paragraph 1.07:




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                    REDEMPTION AND ALLOCATION OF PROCEEDS


-------------------------------------------------------------------------------
                      Healthcare        Senior Living       Total Consideration
                      Transaction       Transaction
-------------------------------------------------------------------------------
Purchaser's Offer      $78,000,000       $18,000,000            $96,000,000
-------------------------------------------------------------------------------
Escrows:                 4,200,000         1,850,000              6,050,000
 GECC                    1,505,644           663,200              2,168,845
 Redeemed
 Preferred
Shareholders             2,694,356         1,186,800              3,881,155
-------------------------------------------------------------------------------
Carryover                3,950,940                                3,950,940
Shareholders
Investment
-------------------------------------------------------------------------------
Redemption Price        69,849,060        16,150,000             85,999,060
-------------------------------------------------------------------------------
Less: Payment for                           (150,000)              (150,000)
CC Release
-------------------------------------------------------------------------------
Less: Tax on Senior                       (3,336,598)            (3,336,598)
Living Spin Off
-------------------------------------------------------------------------------
Less: Smith Barney                          (221,642)              (221,642)
Fee
-------------------------------------------------------------------------------
Less: Payments in                           (500,000)              (500,000)
Excess of $200,000
related to Senior
Living Transaction
-------------------------------------------------------------------------------
Net Redemption          69,849,060        11,941,759             81,790,819
Price
-------------------------------------------------------------------------------
Cash to GECC            25,622,543         4,380,563             30,003,106
-------------------------------------------------------------------------------
Cash to Redeemed
Preferred
Shareholders(1)        $44,226,517       $ 7,561,196            $51,787,713
-------------------------------------------------------------------------------


----------
     (1) Approximately $1.7 million of this amount will remain with the Company after netting the option exercise price under the Accelerated Options and/or Purchased Options against the price per share due to the holders of the Redeemed Preferred Stock.



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



         1.08. Estimated Senior Living Tax Liability. The Company and Purchaser acknowledge and agree that the cash proceeds distributed to the holders of the Redeemed Preferred Stock has been calculated based on the agreement of the Company's and the Purchaser's independent certified public accountants that it is anticipated that the Company will incur a state and federal tax liability in the aggregate amount of $3,336,598 (determined based on the Company's financial statements as of June 30, 1996) in conjunction with the Senior Living Transaction, which liability will be due and payable in 1997 (the "Estimated Senior Living Tax Liability"). Purchaser will cause the Company to prepare the Company's state and federal tax returns for calendar year 1996 (the "1996 Tax Returns") and upon the completion thereof shall be liable for the payment of such taxes whether the same are more or less than the estimated Senior Living Tax Liability and from and after the Closing Date none of the holders of GECC Preferred Stock and Redeemable Preferred Stock, the Carryover Shareholders or the purchasers in the Senior Living Transaction shall have any liability therefor. In addition, the Purchaser acknowledges and agrees that the Company shall be liable for any and all state and federal income taxes which are due and payable after Closing or which were due and not paid in full prior to the Closing Date and which, in either event, relate to periods prior to the Closing Date with respect to the business which is the subject of the Senior Living Transaction and that there shall be no adjustment to the amount of the Investment Proceeds due pursuant to Paragraph 1.04(b) or the redemption price provided for in Paragraph 1.06 as a result thereof. Notwithstanding the foregoing, in the event (i) the actual Senior Living Tax Liability is less than the Estimated Senior Living Tax Liability or (ii) the Company receives a tax refund with respect to the Senior Living Tax Liability actually paid by it, in either instance, solely as a result of a deemed reduction in the purchase price paid with respect to the Senior Living Transaction arising from a claim against any escrow accounts established at the closing thereof as security for the indemnity obligations of the Company under the Purchase or Merger Agreements executed pursuant thereto and the remittance of funds in said escrow to the purchaser(s) in the Senior Living Transaction, 64.15% of the amount of such tax savings or tax refund shall be remitted by the Company to the former holders of the Redeemed Preferred Stock and 35.85% of the amount thereof shall be remitted by the Company to the former holder of the GECC Preferred Stock. The Company and Purchaser agree that at or immediately prior to Closing they shall review and agree upon any necessary adjustments to the amount of the estimated Senior Living Tax Liability reflected in this Paragraph 1.08 based on the financial statements of the Company prepared as of the Closing Date.

         1.09. GECE Payment. The Company and the Purchaser acknowledge and agree that the cash proceeds distributed to the holders of the Redeemed Preferred Stock shall be net of a One Hundred Fifty Thousand and no/100 Dollar ($150,000) payment which is due to General Electric Credit Equities in connection with the Senior Living Transaction (the "GECE Payment") and which shall be paid to GECE concurrently with the closing of the Senior Living Transaction in the manner agree upon by the Company and GECE.







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



                                   ARTICLE II
                                     CLOSING

         2.01. Deliveries by the Company at Closing. In the event all of the conditions to Closing (as defined below) set forth in Paragraphs 8.01 and 8.02 have been satisfied or waived, the Company shall deliver all certificates, documents, exhibits, schedules, and other instruments required to be delivered at Closing by the Company or its counsel pursuant to this Agreement, each of which shall be fully executed and completed, as appropriate.

         2.02. Deliveries by Purchaser at Closing. In the event all of the conditions to Closing (as defined below) set forth in Paragraphs 8.01 and 8.02 have been satisfied or waived, Purchaser shall deliver and/or cause its designees to deliver all of the certificates, documents, exhibits, schedules, and other instruments required to be delivered at Closing by Purchaser and/or its designees or its or their counsel, pursuant to this Agreement, each of which shall be fully executed and completed, as appropriate and shall remit or cause (pursuant to the terms of the instructions under which the same was delivered into escrow prior to the consummation of the Carryco Merger) to be remitted to the Company the consideration described in Paragraph 1.04.

         2.03. Time and Place. The closing (the "Closing") of the Transactions contemplated by this Agreement shall occur at the Chicago offices of Kirkland & Ellis at 10:00 am, local time, on December 13, 1996, provided that as of said date all of the conditions to Closing set forth in Paragraphs 8.01 and 8.02 have been satisfied by the responsible party or waived by the party benefitted thereby and thus entitled to waive the same (the "Closing Date"), or at such other time or on such other date or at such other place as the Company and Purchaser may mutually agree, but in no event later than December 17, 1996 (the "Outside Closing Date"). In the event all of the conditions to Closing have not been satisfied or waived as of the Outside Closing Date, either party shall thereafter have the right to terminate this Agreement in accordance with the terms of Article IX hereof.

                                   ARTICLE III
                  THE COMPANY'S REPRESENTATIONS AND WARRANTIES

         Except as otherwise provided in that letter of even date herewith delivered by the Company to Purchaser concurrently with the execution of this Agreement, including any and all appendices thereto and updates thereto authorized by and/or approved by Purchaser in accordance with the terms of Paragraph 10.08 hereof (the "Company Disclosure Letter"), the Company does hereby represent and warrant to Purchaser and to Purchaser's designees who execute a counterpart of this Agreement or a separate certificate pursuant to Paragraph 4.08(f) as follows with respect to the Company and the Subsidiaries (other than the Excluded Subsidiaries (as hereinafter defined) and the business, assets, liabilities and operations thereof, it being understood and agreed that the Company is not making any representations or warranties with respect to the Excluded Subsidiaries or the business, assets, liabilities and operations thereof):

         3.01. Organization and Qualification.

         (a) The Company is a corporation duly organized and validly existing under the laws of the State of Oregon. Each of the Subsidiaries (as defined in Paragraph 3.01(c) below) is a corporation, partnership or limited liability company, duly organized and validly existing under the laws of the jurisdiction reflected opposite its name in Section 3.01(a) of the Company Disclosure Letter. The Company and each Subsidiary has full corporate or partnership power and authority to conduct its business as and to the extent now conducted and to own, use and lease its assets and properties.

         (b) The Company and each of the Subsidiaries is duly qualified, licensed or admitted to do business and is in good standing in each jurisdiction in which the ownership, use or leasing of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary. Section 3.01(b) of the Company Disclosure Letter sets forth the foreign jurisdictions in which the Company and each of the Subsidiaries is qualified to do business.

         (c) Except for those entities disclosed in Part I of Section 3.01(c) of the Company Disclosure Letter (individually, a "Subsidiary" and collectively, the "Subsidiaries"), the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity. For purposes of this Agreement, including, but not limited to, the representations and warranties, covenants and conditions to Closing set forth herein, any and all references to the Subsidiaries of the Company shall specifically exclude those entities disclosed in Part II of
Section 3.01(c) of the Company Disclosure Letter (the "Excluded Subsidiaries"), it being understood and agreed that immediately prior to the closing of the Transactions, the Company shall have consummated the Senior Living Transaction and the Excluded Assets Transaction and that in conjunction with the consummation of the Senior Living Transaction and the Excluded Assets Transaction certain stock and partnership interest transfers and/or subsidiary dissolutions may occur concurrently with the closing of the Senior Living Transaction and the Excluded Assets Transaction.

         3.02.  Capital Stock.

         (a) As of the date hereof, the authorized capital stock of the Company consists solely of 10 million shares of Common Stock, without par value, and the GECC Preferred Stock which consists of 96,000 shares of Series A Preferred Stock, without par value. The number of issued and outstanding shares of the Common Stock and the holders thereof are listed in Section 3.02(a) of the Company Disclosure Letter (the "Common Stock"). All of the shares of the GECC Preferred Stock are issued and outstanding and are owned by General Electric Capital Corporation. In addition, as of the date hereof, the Company has granted those options to purchase shares of the common stock of the Company listed in Section 3.02(a) of the Company Disclosure Letter to the persons identified therein (the "Options" and together with the Common Stock and the Preferred Stock, the "Shares").

Except as set forth in Section 3.02(a) of the Company Disclosure Letter and except as specifically contemplated by Article I of this Agreement, there are no outstanding subscriptions, options, warrants, rights (including "phantom" stock rights), preemptive rights or other contracts, commitments, understandings or arrangements, including any right of conversion or exchange under any outstanding security, instrument or agreement (together, the "Rights"), obligating the Company or any Subsidiary to issue or sell any shares of its capital stock or to grant, extend or enter into any Right with respect thereto nor any voting trusts, proxies or other commitments, understandings, restrictions or arrangements in favor of any person other than the Company with respect to the voting of or the right to participate in dividends or other earnings on any capital stock or other equity security of the Company or any of the Subsidiaries.

         (b) The outstanding shares of Common Stock and GECC Preferred Stock are duly authorized, validly issued, fully paid and nonassessable.

         (c) Except as set forth in Section 3.02(c) of the Company Disclosure Letter and except for the obligations undertaken by the Company under Article I hereof and under the Preferred Stock Repurchase Agreement, there are no outstanding contractual obligations to which the Company is a party to repurchase, redeem or otherwise acquire any of the Shares.

         (d) Except as set forth in Section 3.02(d) of the Company Disclosure Letter, there are no outstanding obligations by the Company to provide funds in excess of $100,000 to, or to make any investment (in the form of a loan, capital contribution or otherwise) in excess of $100,000 in, any other person, excluding any of the Subsidiaries. Purchaser acknowledges and agrees that Section 3.02(d) of the Company Disclosure Letter does not include any commitments with respect to equipment purchases or leases, which are described in Section 3.10(b) of the Company Disclosure Letter.

         (e) The Common Stock and the New Preferred Stock when issued at Closing to Purchaser and/or its designees shall be duly authorized, validly issued, fully paid (assuming the payment of the Investment Proceeds therefor by Purchaser and/or its designee) and non-assessable and shall be issued free and clear of all Liens (as hereinafter defined).

         3.03. Authority Relative to this Agreement. The Company has full corporate power and authority to enter into this Agreement and each other instrument, document and agreement necessary to consummate the transactions contemplated hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the company, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby, it being understood and agreed that the consummation of the Transactions is subject to the approval of the shareholders of the Company, which the Company shall use its best efforts to secure in accordance with the provisions of Paragraph 7.04(a). This Agreement has been duly and validly executed and delivered by the Company and, subject to securing the HSR Approval, the Regulatory Approvals, the Third Party Consents (as each such term is defined in Article VII) and the shareholder approval contemplated by Paragraph 7.04, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.04. Approvals and Consents. Subject to obtaining such consents or making such filings as may be described in Section 3.04 of the Company Disclosure Letter and as may be described in Paragraphs 7.02 and 7.03 of this Agreement, the execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

         (a) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any liens, claims, mortgages, encumbrances, pledges, security interests, equities and charges of any kind (each a "Lien") upon any of the assets or properties of the Company or any of the Subsidiaries under, any of the terms, conditions or provisions of:

          (i) the articles of incorporation or bylaws (or other comparable charter or organizational documents) of the Company or any Subsidiary,

          (ii) any Company Management Contract (as such.term is defined in Paragraph 3.10(c)),

          (iii) any Company Lease (as such term is defined in Paragraph 3.10(c)), or

          (iv) (A) any statute, law, rule, regulation or ordinance (together, "Laws") of any state or of the United States, or any judgment, decree, order or writ (together, "Orders"), of any court, tribunal, arbitrator, authority, agency, commission, official or other instrumentality of the United States or any domestic or foreign state (a "Governmental or Regulatory Authority"), applicable to the Company or any of the Subsidiaries or any of its or their respective assets or properties, or (B) to the knowledge of the Company, any Laws or Orders of any jurisdiction or governmental authority not specified in clause
          (A), or (C) any Company Contract, as defined in Paragraph 3.10(b), or
          (D) any Company Permit (as defined in Paragraph 3.09 below).

         (b) require any consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of its or their respective assets or properties is bound; or

         (c) require any consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party under any of the terms, conditions or provisions of any Company Management Contract, Company Contract or Company Lease to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any of its or their assets or properties is bound.

         3.05. Financial Statements.

         (a) The Company has delivered to Purchaser prior to the execution of this Agreement a true and complete copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31, 1995 (the "1995 Financial Statements") and a true and complete copy of the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries (after giving effect to the Excluded Assets Transaction and the Senior Living Transaction) as of the six months ended June 30, 1996 (the "June 30, 1996 Financial Statements") and the related statements of operations, stockholders' equity, and cash flows for the fiscal period ended as of each such date, all such audited financial statements with the reports thereon by KPMG Peat Marwick LLP (collectively, the "Company Financial Statements").

         (b) The Company Financial Statements were prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries (after giving effect, in the case of the June 30, 1996 Financial Statements, to the Excluded Assets Transaction and the Senior Living Transaction) as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended.

         (c) The June 30, 1996 financial statements reflect on a Pro Forma basis the consummation of the Senior Living Transaction and the Excluded Assets Transaction.

         (d) The Company has delivered to Purchaser prior to the execution of this Agreement a true and correct copy of its interim unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of July 31, 1996, August 31, 1996 and September 30, 1996 and related statements of operations, stockholder's equity and cash flows for the fiscal periods ended as of each such date (collectively, the "Interim Financial Statements"). The Interim Financial Statements fairly present the consolidated financial position of the Company and its consolidated Subsidiaries (without giving effect to the Excluded Assets Transaction and the Senior Living Transaction) as at the respective periods then ended and were prepared in a manner consistent with the past practices of the Company.

         (e) The Company shall deliver to Purchaser between the date hereof and the Closing Date, a true and correct copy of its interim unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries and related statements of operations, stockholder's equity and cash flows for each month included therein prepared for any periods subsequent to the periods included in the Interim Financial Statements (collectively, the "Subsequent Interim Financial Statements"). The Subsequent Interim Financial Statements will be prepared in a manner so as to fairly present the consolidated financial position of the Company and its consolidated Subsidiaries (without giving effect to the Excluded Assets Transaction and the Senior Living Transaction) as at the respective periods then ended and consistent with the past practices of the Company.

         3.06. Absence of Certain Changes or Events. Except as set forth in
Section 3.06 of the Company Disclosure Letter or as contemplated by this Agreement, (a) since June 30, 1996 there has not been any change, event or development out of the ordinary course of business having, or that would be reasonably expected to have a continuing, as compared to temporary, adverse effect on the Company and the Subsidiaries, in any one instance of more than $100,000 or in the aggregate of more than $500,000 and (b) except as disclosed in Section 3.06 of the Company Disclosure Letter, (i) between June 30, 1996 and the date hereof each of the Company and the Subsidiaries has conducted its businesses only in the ordinary course and with due regard to the proper maintenance and repair of any real property or personal property owned or leased by it or them and (ii) between June 30, 1996 and the date hereof, neither the Company nor any of the Subsidiaries has engaged in any of the transactions described in Paragraph 5.01(a). Nothing herein shall be construed as requiring the Company to disclose to Purchaser or its designees general changes in the health care industry which may, could or would have an affect on the Company tither prior to or after the Closing, it being understood and agreed that the Purchaser is, and its designees will be, sophisticated investors in and purchasers of health care companies and can and will keep themselves advised as to any such general developments.

         3.07. Legal Proceedings. Except as disclosed in Section 3.07 of the Company Disclosure Letter, there are no actions, suits, arbitrations or proceedings pending or, to the knowledge of the Company, threatened against, relating to or affecting, nor are there any Governmental or Regulatory Authority investigations or audits pending or to the knowledge of the Company threatened against, relating to or affecting, the Company or any of the Subsidiaries or any of its or their assets and properties. For purposes hereof disputes with third party payors over the reimbursement due or paid to the Owned Company Facilities or the Leased Company Facilities shall not be deemed to be a legal proceeding, but should be the subject of the disclosure, if any, set forth under Paragraph 3.16.

         3.08. Information Supplied. Any documents to be filed by the Company with any Governmental or Regulatory Authority in connection with this Agreement and the other transactions contemplated hereby will not, on the date it is filed or required to be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied in writing by or on behalf of Purchaser and/or its designees expressly for inclusion therein. The Company further represents and warrants that no representation or warranty by the Company contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         3.09. Compliance with Laws and Orders.

         (a) The Company and each of the Subsidiaries holds all permits, licenses, variances, exemptions, orders and approvals of all Governmental and Regulatory Authorities necessary for the leasing, ownership or operation of the hospitals and other related health care facilities owned (the "Owned Company Facilities") or leased (the "Leased Company Facilities") by the Company and the Subsidiaries and for the lawful conduct of the business of the Company and the Subsidiaries (the "Company Permits") at the Company Facilities (as defined below). A true and correct list of each of the Owned Company Facilities, each hospital and related healthcare facility managed by the Company or its subsidiaries (the "Managed Company Facilities"), the Leased Company Facilities and any other related health care facilities owned, leased or operated by the Company, including, but not limited to, outpatient clinics and medical office buildings, is set forth in Section 3.09 of the Company Disclosure Letter (collectively, the "Company Facilities").

         (b) Each of the Company and the Subsidiaries is in substantial compliance with the terms of the Company Permits held by it. Except as disclosed in Section 3.09 of the Company Disclosure Letter, to the knowledge of the Company, the Company and each of the Subsidiaries is in substantial compliance with any Law and in full compliance with any Order of any Governmental or Regulatory Authority applicable to it. For purposes hereof, the Company and the Subsidiaries shall be deemed to be in substantial compliance with the Company Permits and with any Law if its failure to comply therewith is the subject of a plan of correction which has been accepted by the applicable Governmental or Regulatory Authority.

         3.10. Compliance with Agreements: Certain Agreements.

         (a) Except as disclosed in Section 3.10(a) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries is in breach or violation of, or in default in the performance or observance of any term or provision of, and no event has occurred which, with notice or lapse of time or both, would be reasonably expected to result in a default under:

          (i) its articles of incorporation or bylaws (or other comparable charter documents);

          (ii) any Company Management Contract;

          (iii) any Company Lease;

          (iv) any Company Partnership Agreement (as defined below); or

          (v) any Company Contract.

          (b) Except with respect to those agreements listed in Section 3.10(b) of the Company Disclosure Letter, true and correct copies of which have been made available to Purchaser prior to the execution of this Agreement, the receipt of which is hereby acknowledged by Purchaser, or as provided for in this Agreement, to its knowledge, neither the Company nor any of the Subsidiaries is a party to, nor are any of its or their assets bound or affected by, any oral or written agreements of the following nature (the "Company Contracts"):

         (i) consulting agreement, contract, arrangement or understanding not terminable whether with or without penalty on 90 days' or less notice involving the payment of more than $50,000 per annum individually or $100,000 per annum in the aggregate for all such agreements;

         (ii) union or collective bargaining agreement;

         (iii) agreement contract, arrangement, commitment, understanding or obligation with any Key Employee (as hereinafter defined) of the Company or any of the Subsidiaries the benefits of which are contingent or vest, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement;

         (iv) agreement, contract, arrangement, commitment, understanding or obligation with respect to any Key Employee of the Company or any Subsidiary providing any term of employment or compensation guarantee extending for a period longer than 90 days after the date hereof and for the payment of more than $50,000 per annum individually or $100,000 per annum in the aggregate for all such agreements;

         (v) agreement or plan, including any stock option, stock appreciation right, restricted stock or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

         (vi) agreement, contract, arrangement, commitment, understanding or obligation to which it is a party limiting in any material respect its freedom or the freedom of any Key Employee to compete in any line of business with any person;

         (v) agreement, contract, arrangement, commitment, understanding or obligation (i) evidencing any liability (A) in excess of $100,000, or (B) any liability for the obligations of any person in excess of $100,000 or (C) regardless of the amount thereof, that is not to be fully performed or that cannot be terminated whether with or without penalty within ninety (90) days after the Closing Date or (ii) defining the terms on which any other debt in excess of $100,000 has been or may be issued or incurred; provided, however, that for purposes of this Paragraph 3.l0(a)(vii), an accrual or third party contractual allowance reflected on the Company Financial Statements shall not be deemed to be a liability subject to disclosure under the terms hereof; or

         (viii) agreement, contract, arrangement, commitment, understanding or obligation relating to it, its present or prospective business, operations, properties or assets in which any Key Employee has any interest, direct or indirect, including a description of any transactions between it and any Key Employee or any entity in which any Key Employee has any interest (other than transactions between any corporation and a publicly held corporation in which the Key Employee holds less than five percent (5%) of the issued and outstanding shares of capital stock).

         (c) For purposes of this Agreement the following defined terms used in this Paragraph and elsewhere in this Agreement shall have the meanings set forth below:

          (i) "Company Management Contract" means any agreement to which the Company or any Subsidiary is a party providing for management, administrative or other services to be rendered in connection with the operation, administration, or supervision of any managed Company Facility, which contracts include as of the date of this Agreement, those Company Management Contracts listed in Section 3.l0(c) of the Company Disclosure Letter, true and correct copies of which have been made available to Purchaser prior to the execution of this Agreement the receipt of which is hereby acknowledged by Purchaser.

          (ii) "Company Lease" means those leases to which the Company or any Subsidiary is a party with respect to those hospitals and other related health care facilities listed in Section 3.10(c) of the Company Disclosure Letter, true and correct copies of which have been made available to Purchaser prior to the execution of this Agreement, the receipt of which is hereby acknowledged by Purchaser.

          (iii) "Company Partnership Agreement" means those partnership agreements in which the Company or any Subsidiary holds a general and/or limited partnership interest listed in Section 3.10(c) of the Company Disclosure Letter, true and correct copies of which have been made available to Purchaser prior to the execution of this Agreement, the receipt of which is hereby acknowledged by Purchaser.

          (iv) "Key Employee" means all officers, managers and other employees and consultants of the Company or any Subsidiary whose current annual salary or rate of compensation (including bonus and incentive compensation) is $100,000 or more, as set forth more fully in Section 3.10(c) of the Company Disclosure Letter.

         3.11. Taxes. The Company has filed all tax returns which are required to have been filed in any jurisdiction with respect to the Company and each of the Subsidiaries, and has paid, before they have become delinquent, all taxes shown to be due and payable on such returns and, to the knowledge of the Company, all other taxes and assessments payable by the Company on behalf of itself or any of the Subsidiaries, to the extent the same have become due and payable, except for any taxes and assessments the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books reserves to the extent required by, and segregated in accordance with, GAAP. Except as set forth in Section 3.11 of the Company Disclosure Letter, (i) the Company has no knowledge of any proposed material tax assessment against the Company or any of the Subsidiaries. (ii) to the knowledge of the Company all tax liabilities of the Company and the Subsidiaries are adequately provided for on the books of the Company and (iii) to the knowledge of the Company all of the tax returns previously filed by the Company and which, as of the date hereof, have not been audited by the applicable Governmental or Regulatory Authority having jurisdiction thereof, were true and correct in all material respects at the time filed by the Company. The Company has not received any notice of any past due or unpaid tax or assessment which as of the date hereof has not either been paid or is being contested in good faith by appropriate proceedings and with respect to which the Company has set aside on its books reserves to the extent required by, and segregated in accordance with, GAAP.

         3.12. Employee Benefit Plans: ERISA.

         (a) Section 3.12 of the Company Disclosure Letter sets forth a list of all of the bonus, deferred and incentive compensation, profit sharing, retirement, vacation, sick leave, leave of absence, hospitalization, severance and fringe benefit plans, all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) which the Company maintains, to which the Company contributes or has an obligation to contribute, or with respect to which the Company has any liability or reasonable expectation of liability, whether or not any such plan has terminated and whether or not any such plan is or was maintained or contributed to by any current or former member of the Company's Controlled Group (within the meaning of Section 414 of the IRC) (the "Plans").

         (b) With respect to each of the Plans, the Company further represents and warrants as follows:

         (i) None of the Plans (A) is subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Internal Revenue Code of 1986, as amended (the "IRC") or Section 302 of ERISA, (B) is a plan of the type described in Section 4063 of ERISA or Section 413(c) of the IRC, (C) is a "multi employer plan" (as defined in Section 3(37) of ERISA) or (D) provides for medical or life insurance benefits to current or future retired or former employees of the Company (other than as required under IRC Section 4980B or applicable state law).

         (ii) Each Plan is, in all material respects, in compliance, and has been administered, maintained and funded in all material respects in accordance with the applicable provisions of ERISA and the IRC and all other applicable laws, rules and regulations, including, but not limited to, medical continuation under IRC Section 4980B. None of the Company, any Controlled Group member, any fiduciary or, to the knowledge of the Company, any other person has, with respect to any Plan, (A) engaged in any transaction prohibited by ERISA, the IRC or other applicable law; (B) breached any fiduciary duty owed by it; or
         (C) failed to file and distribute timely and properly all reports and information required to be filed or distributed in accordance with ERISA or the IRC.

         (iii) All contributions, premiums or payments which are due on or before the Closing Date with respect to the Plans have been timely, or will have been prior to the Closing Date, paid.

         (iv) Each Plan which is intended to be qualified under Section 401(a) of the IRC (A) has been timely amended to reflect all requirements of the Tax Reform Act of 1986 ("TRA 86") and all subsequent legislation which is required to be adopted prior to the end of the TRA 86 remedial amendment period and (B) has received from the Internal Revenue Service a favorable determination letter which considers the terms of the Plan as amended for such tax law changes. To the best knowledge of the Company, nothing has occurred since the date of such letter that could adversely affect the qualified status of such Plan or the tax-exempt status of any related trust.

         (v) No under funded defined benefit plan has been, during the five years preceding the Closing Date, transferred out of the Company's Controlled Group.

         (vi) Except as set forth in Section 3.12 of the Company Disclosure Letter, the Company has not incurred, and has no reason to expect that it will incur, any material liability to the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any multi employer plan or otherwise under Title IV of ERISA (including any withdrawal liability) or under the IRC with respect to any Plan or any other plan that the Company or any member of its Controlled Group maintains or ever has maintained or to which any of them contributes, ever has contributed, or ever has been required to contribute.

         (vii) Purchaser acknowledges and agrees that the Company has made available to Purchaser a copy of each Plan and the Company represents and warrants that each Plan so provided was a true, complete and correct copy, to the extent applicable, of (A) all documents pursuant to which the Plans are maintained, funded and administered, (B) the three most recent annual reports (Form 5500 series) filed with the Internal Revenue Service (with attachments), (C) the three most recent financial statements, and (D) all governmental rulings, determinations, and opinions (and pending requests for governmental rulings, determination, and opinions).

         (c) Nothing in this Paragraph 3.12 shall be construed as a representation or warranty by the Company with respect to any liability which the Company or Purchaser may incur under any or all of the Plans as a result of the acts or omissions of the Company or Purchaser in connection with the Plans after the Closing.

         3.13. Labor Matters. Except as set forth in Section 3.13 of the Company Disclosure Letter, no unfair labor practice complaint for sex, age, race or other discrimination claim has been brought against the Company or any of the Subsidiaries in connection with its or their business before the National Labor Relations Board, the Equal Employment Opportunity Commission or any other Governmental Body during the three-year period ending as of the Closing Date nor has the Company or any of the Subsidiaries received written notice of the intention of any person to file any such claim which remains unresolved as of the date hereof.

         3.14. Environmental Matters.

         (a) Except as disclosed in Section 3.14 of the Company Disclosure Letter, which section contains all of the Phase I Assessments of the Leased Facilities which were prepared by or at the direction of the Company prior to the date thereof and which section Purchaser acknowledges and agrees contains all of the Phase I Assessments of the Leased Facilities which were prepared by or at the direction of Purchaser: (i) the Company complies with all applicable Environmental Laws and possesses and complies with all applicable Environmental Permits required under such laws to operate as it presently operates; (ii) to the knowledge of the Company, no events are likely to occur between the date hereof and the Closing Date at any of the Owned Company Facilities or Leased Company Facilities that would prevent compliance with, or materially increase the burden on the Company of complying with, applicable Environmental Laws or Environmental Permits required under such laws; (iii) there are no Materials of Environmental Concern in conditions and concentrations at any of the Owned Company Facilities or Leased Company Facilities, that are reasonably expected to give rise prior to Closing to liability of the Company under any Environmental Law; and (iv) the Company has not received any written notification alleging that it is liable for, or request for information pursuant to Section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act concerning, disposal of Materials of Environmental Concern at any location.

         (b) For purposes of this Agreement the following defined terms used in this Paragraph and elsewhere in this Agreement shall have the meanings set forth below:

         (i) "Environmental Laws" shall mean all Federal, state, or local statutes, regulations, ordinances, codes, or decrees protecting the quality of the ambient air, soil, surface water or groundwater, in effect as of or, to the extent applicable, at any time prior to, the date of this Agreement.

         (ii) "Environmental Permits" shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

         (iii) "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect the Company.

         (iv) "Materials of Environmental Concern" shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under the Environmental Laws, including without limitation the federal Comprehensive Environmental Response. Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

         (c) Nothing in this Paragraph 3.14 shall be construed as a representation or warranty by the Company with respect to any liability which the Company or Purchaser may incur under the Environmental Laws or any costs which the Company or Purchaser may incur in complying with the Environmental Laws as a result of either (i) changes in the Environmental Laws after the Closing Date or(ii) the acts or omissions of the Company or Purchaser after the Closing Date, including, but not limited to, any acts which result in the release of Materials of Environmental Concern which may be present at any of the Leased Company Facilities or Owned Company Facilities as of the date hereof but which, as of the date hereof, are in a condition or quantity which do not require the Company to secure any Environmental Permits or to take any other action to be in compliance with the Environmental Laws with respect thereto.

         3.15. Brokers or Finders. The Company represents that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement, other than Smith Barney, which has acted as a financial advisor to the Company with respect to the Transactions and which shall be compensated by the Company at Closing for its services rendered in connection therewith. The Company further represents and warrants that the fee due to Smith Barney shall be based on the total consideration paid to the Company pursuant to this Investment Agreement and any documents executed in connection with the Senior Living Transaction and that, although the Company shall be required to pay in its entirety the fee due to Smith Barney, the Company shall only be economically responsible for the portion of the fee allocated to the Transactions which are the subject of this Agreement, it being understood and agreed that the portion of the fee allocable to the Senior Living Transaction (the "Senior Living Smith Barney Fee") shall effectively be paid by the shareholders of the Company in that the same is included in the Purchase Price Adjustments and accordingly shall be deducted from the proceeds to which they are otherwise entitled prior to the distribution thereof in accordance with Article I. The Company acknowledges and agrees that a breach of its obligations under this Paragraph 3.15 shall survive the Closing.

         3.16. Cost Reports. The Company and each Subsidiary has duly and timely filed all cost reports which are required as of the date hereof to be filed by it in connection with the operation of the Company Facilities. A true and correct list of all such cost reports which have been filed by the Company and each Subsidiary and provided to Purchaser as of the date hereof is set forth in
Section 3.16 of the Company Disclosure Letter, the receipt of which cost reports is hereby acknowledged by Purchaser. To the knowledge of the Company, all of such cost reports are true, correct and complete in all material respects and, except as set forth in Section 3.16 of the Company Disclosure Letter have been prepared in all material respects in accordance with the requirements of the Medicare and/or Medicaid Act, as applicable. Nothing herein shall be construed as a representation or warranty by the Company with respect to the filing of the cost reports with respect to the Managed Company Facilities.

         3.17. Tangible Property and Assets.

         (a) The Company and the Subsidiaries have good and marketable title to, or have valid fee simple title or leasehold interests in, as applicable, or valid rights under contract to use, all tangible property and assets owned and/or used in and, individually or in the aggregate, material to the conduct of its or their businesses (including all tangible property and assets reflected on the latest audited balance sheet included in the Company Financial Statements, other than property or assets disposed of since such date or held subject to a lease or other contract permitted to expire in accordance with its terms since such date, in either case in the ordinary course of business,) which property and assets include the Company's corporate office building located in Portland, Oregon, which the Company represents and warrants is the only real property owned by it as of the date here of (the "Tangible Property and Assets").

         (b) The Company's title to the Tangible Property and Assets described in clause (a) is free and clear of all Liens other than (i) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is nor yet due or delinquent and (ii) any imperfection of title or similar Lien which individually or in the aggregate with other such Liens does not materially impair the value of the property or asset subject to such Lien or the use of such property or asset in the conduct of the business of the Company and the Subsidiaries taken as a whole and (iii) any Lien which shall be satisfied and released of record as of the Closing Date. All such property and assets are, in all material respects, in good working order and condition, ordinary wear and tear excepted, and, to the knowledge of the Company, adequate and suitable for the purposes for which they are presently being used.

         (c) On the date hereof and on the Closing Date, the inventory and consumable supplies located at and used in connection with the operation of the Leased Company Facilities are and shall be in a good and useable condition and sufficient in quantity and quality to operate such Leased Company Facilities in a manner consistent with the past practices of the Company.

         (d) Neither the Company nor any of the Subsidiaries has received notice of any pending or threatened condemnation or taking by power of eminent domain or otherwise of any of the Tangible Assets or Property or, with respect to the Company's corporate office, any notice of any tax or special lien or assessment which would not be paid in full by the Closing Date.

         (e) Except as set forth in Section 3.17(e) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has notice that any of the Tangible Assets or Property is not in compliance with applicable building or zoning codes and ordinances.

         3.18. Certification and Accreditation. Except as otherwise set forth in
Section 3.l8 of the Company Disclosure Letter, the Leased Company Facilities are certified to participate in Medicare and/or Medicaid and are duly accredited by the Joint Commission on Accreditation of Healthcare Organizations, subject to no contingencies other than those set forth in the correspondence described in
Section 3.18 of the Company Disclosure Letter. Purchaser acknowledges and agrees that it has been provided with copies of the correspondence described in Section
3.18 of the Company Disclosure Letter and the Company represents and warrants that it provided Purchaser with true and correct copies of the correspondence described in Section 3.18 of the Company Disclosure Letter. Nothing herein shall be construed as a representation or warranty by the Company with respect to the certification or accreditation of the Managed Company Facilities, which certification and accreditation is in the name of the owner of such Managed Company Facilities and not in the name of the Company. As of the date hereof, the Company has not received any written or verbal notice of any action, investigation or other proceeding which has not been resolved as of the date hereof to revoke, terminate or not renew any such certification or accreditation with respect to the Leased Company Facilities.

         3.19. Insurance. Section 3.19 of the Company Disclosure Letter sets forth the insurance policies covering the Company's operations with respect to the Leased Company Facilities and the Managed Company Facilities in effect as of the date hereof, including the policy numbers, terms, identity of the insurers and amounts and nature of coverage. All of such policies are now and will be until Closing in full force and effect, with no premium arrearages. Purchaser acknowledges and agrees that copies of all such policies and any endorsements thereto with respect to the Leased Company Facilities and copies of any endorsements with respect to the Managed Company Facilities have been made available to Purchaser prior to the date hereof and the Company represents and warrants that all such policies and endorsements made available to Purchaser were true and correct.

         3.20. Payments. Neither the Company nor any of the Subsidiaries has, directly or indirectly, paid or delivered or agreed to pay or deliver any fee, commission, or other sum of money or item or property, however, characterized, to any person, government official or other party related to the businesses of the Leased Company Facilities or the Managed Company Facilities which was, at the time paid or delivered, illegal under any applicable federal, state or local law.

         3.21. Intellectual Property.

         (a) Neither the Company nor any of the Subsidiaries has received protection under federal or state law of any trademarks, trade names, logos, service marks, patents, patent rights, assumed names, trade secrets or copyrights used by them in their business.

         (b) The Company has filed a service mark application with the United States Patent and Trade Mark Office for the logo utilized by the Nurse Call Center operated by the Health Direct Program, and has filed a trademark application with the United States Patent and Trademark Office for the "HealthDirect" trademark but has not received any final determinations as of the date hereof with respect to either such service mark or trademark filings.

         (c) The Company has implemented, and is actively engaged in, a program designed to monitor the compliance at the corporate office of the Company with applicable laws governing the licensure of the computer hardware and software used by them in their businesses. Such a compliance program has not yet been implemented at the Leased Facilities and is not anticipated to be implemented at the Managed Facilities. Nothing herein shall be construed as a representation or warranty by the Company that the use by the Company and the Subsidiaries is in full compliance with all applicable hardware and software licensure laws and/or that the trademarks, trade names, logos, service marks, patents, patent rights, assumed names, trade secrets or copyrights used by the Company do not infringe on or violate the rights of any third parties; provided, however, that the Company does hereby represent and warrant that, except as set forth in Section
3.21 of the Company Disclosure Letter with respect to certain copyright violations which have been corrected as of the date hereof, it has not received notice of, nor does it have actual knowledge of, any such infringement or claimed infringement.

                                   ARTICLE IV
                           PURCHASER'S AND PRINCIPAL'S
                         REPRESENTATIONS AND WARRANTIES

         Purchaser hereby represents and warrants to the Company and to the Carryover Shareholders as follows:

         4.01. Organization. Purchaser is a limited partnership organized and in good standing under the laws of the State of Delaware.

         4.02. Authority Relative to this Agreement. Purchaser has full power and authority to enter into this Agreement and each other instrument, document and agreement necessary to consummate the transactions contemplated hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly and validly approved by Purchaser, and no other proceedings on the part of Purchaser or its general or limited partners are necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation by Purchaser of the Transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser and, subject to obtaining the HSR Approval, the Third Party Consents and Regulatory Approvals described in Paragraphs 7.02 and 7.03, constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         4.03. Approvals and Consents. Subject to obtaining the HSR Approval, and the Third Party Consents and Regulatory Approvals described in Paragraphs
7.02 and 7.03, the execution and delivery of this Agreement by Purchaser does not, and the performance by Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby will not:

         (a) conflict with, result in a violation or breach of, constitute (with or without notice or lapse of time or both) a default under, result in or give to any person any right of payment or reimbursement, termination, cancellation, modification or acceleration of, or result in the creation or imposition of any Lien upon any of the assets or properties of Purchaser under any of the terms, conditions or provisions of:

          (i) the organizational documents of Purchaser;

          (ii) any material contract or agreement to which Purchaser is a party or by which the assets of Purchaser may be bound or affected; or

          (iii) (A) any Laws of any state or of the United States or Orders of any court, tribunal, arbitrator or Governmental or Regulatory Authority, applicable to Purchaser or any of its assets or properties,
          (B) to the knowledge of Purchaser, any Laws or Orders of any jurisdiction or governmental authority not specified in clause (A), or
          (C) any contracts to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound.

         (b) require any consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party under any of the terms, conditions or provisions of any Law or Order of any Governmental or Regulatory Authority to which Purchaser or any of the Purchasers' Subsidiaries is a party or by which Purchaser or any of its assets or properties is bound; or

         (c) require any consent, approval or action of, filing with or notice to any Governmental or Regulatory Authority or other public or private third party.

         4.04. Information Supplied. Any documents to be filed by Purchaser with any Governmental or Regulatory Authority in connection with this Agreement and the other transactions contemplated hereby will not, on the date it is filed or required to be filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser with respect to information supplied in writing by or on behalf of the Company or the Subsidiaries expressly for inclusion therein. Purchaser further represents and warrants that no representation or warranty by Purchaser contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material facts required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

         4.05. Brokers or Finders. Purchaser represents that no agent, broker, investment banker, financial advisor or other firm or person has been engaged by it and is or will be entitled to any broker's or finder's fee or any other commission or similar fee from it in connection with any of the Transactions contemplated by this Agreement.

         4.06. Financing. Purchaser will provide the Company with any and all documents evidencing, securing or otherwise executed in connection with the Investment and the Credit Facility (the "Financing Transactions"). Both prior to and after the execution of the documents evidencing the Financing Transactions, Purchaser will further provide the Company, upon request, with periodic updates with respect to the status of such Financing Transactions. As of the date hereof, Purchaser has no actual knowledge of any facts or circumstances which would prevent the Financing Transactions from being consummated on or prior to the Outside Closing Date with the exception of the consents which may be required under the Credit Facility from the landlords of the Leased Company Facilities.

         4.07. Due Diligence. Purchaser and its agents have had such access to the Company and the Subsidiaries and the books, records and facilities thereof as they deemed to be necessary to conduct a due diligence investigation with respect to the Company and the Subsidiaries in order to enter into this Agreement and to carry out the Transactions provided for herein. As of the date hereof, Purchaser and its agents do not have actual knowledge of any facts or circumstances with respect to the Company or any of the Subsidiaries which would prevent them from consummating the Transactions on the terms and conditions provided for herein, including, but not limited to, for the Investment Proceeds provided for in Paragraph 1.04(b).

         4.08. Investment Representations.

         (a) The terms of the Investment provided for in Paragraph 1.04 have been independently negotiated between the parties hereto and all the various terms and provisions of this Agreement and all exhibits and schedules hereto have been agreed to by Purchaser based upon its own deliberations, judgements and business experience, independent of any material statement, whether or fact or opinion, by the Company or its officers, directors, agents or employees, other than the representations, warranties and covenants of the Company and the Subsidiaries set forth in this Investment Agreement.

         (b) Purchaser is making the Investment for investment purposes only and not with the intent to resell the same. The Company has disclosed to such Purchaser that the common stock and the New Preferred Stock being acquired by Purchaser and/or by Purchaser's designees, has not been registered under the Securities Act of 1933, as amended, or in any state in which it may be offered for sale.

         (c) Purchaser is an "accredited investor", as defined by Rule 501 promulgated under the Securities Act of 1933, as amended.

         (d) Purchaser has, or prior to Closing will have, been furnished with sufficient written information about the Company and the Subsidiaries and their respective assets and liabilities to allow such Purchaser to make an informed investment decisions prior to his or its investment.

         (e) Purchaser's investment is not being made for the purpose of speculating in securities.

         (f) In the event of an assignment by Purchaser of any or all of its rights and obligations hereunder with respect to the Investment, Purchaser will cause its designees to either execute a counterpart of this Investment Agreement or a separate certificate, which in either event confirms on behalf of each such designee of the truth as applied to such designee of the representations and warranties set forth in this Paragraph 4.08.

         Principal hereby represents and warrants to the Company and to the Carryover Shareholders as follows:

         4.01A. Financing. Principal will provide the Company with any and all documents concerning the Financing Transactions as and when executed. Both prior to and after the execution of the documents evidencing the Financing Transactions, Principal will further provide the Company, upon request, with periodic updates with respect to the status of such Financing Transactions. Principal has paid any and all commitment fees required as of the date hereof for the lenders to proceed with the Financing Transactions. As of the date hereof, Principal has no actual knowledge of any facts or circumstances which would prevent the Financing Transactions from being consummated on or prior to the Outside Closing Date with the exception of the consents which may be required under the Credit Facility from the landlords of the Leased Company Facilities.

         4.02A. Due Diligence. Principal and its agents have had such access to the Company and the Subsidiaries and the books, records and facilities thereof as they deemed to be necessary to conduct a due diligence investigation with respect to the Company and the Subsidiaries in order to enter into this Agreement and to carry out the Transactions provided for herein. As of the date hereof,

Principal and its agents do not have actual knowledge of any facts or circumstances with respect to the Company or any of the Subsidiaries which would prevent the Transactions from being consummated on the terms and conditions provided for herein, including, but not limited to, for the amount of the Investment Proceeds provided for in Paragraph 1.04(b).

                                    ARTICLE V
                                COMPANY COVENANTS

         5.01. Pre Closing. The Company covenants that between the date hereof and the Closing:

         (a) Except as contemplated by this Agreement (including the Company Disclosure Letter) or with the consent of either Purchaser or Principal, which consent shall not be unreasonably withheld, conditioned or delayed and which approval shall be deemed to have been given if not denied within four (4) business days after Purchaser's and Principal's receipt of a written approval request from the Company directed to Purchaser and to the Chief Executive Officer or Chief Financial Officer of Principal, the Company or the Subsidiaries, as applicable, will operate the businesses which are the subject of the Transactions only in the ordinary course of business and with due regard to the proper maintenance and repair of any real property or personal property owned or leased by it or them. In furtherance and not in limitation of the foregoing:

          (i) Neither the Company nor any Subsidiary will make any material change in the operation of the business of, nor, except in the ordinary course of the business of owning and/or operating, as applicable, the Company Facilities, sell or agree to sell any items of machinery, equipment or other fixed assets of any of the Company Facilities having a value in any one instance of $100,000 or more or having a value of $500,000 or more in the aggregate nor otherwise enter into any agreements affecting any of the Company Facilities having a value in any one instance of $100,000 or more or having a value of $500,000 or more in the aggregate;

          (ii) Neither the Company nor any Subsidiary will enter into any contract or commitment affecting any of the Company Facilities or the assets or liabilities reflected in the Company Financial Statements except in the ordinary course of business or as otherwise specifically permitted by this Paragraph 5.01 nor, except as specifically contemplated by this Agreement, will the Company or any Subsidiary declare or pay any dividend or other distribution other than distributions in the ordinary course of business from a Subsidiary to the Company or from one Subsidiary to another Subsidiary; provided, however, that nothing herein shall be construed as prohibiting the Company prior to the Closing Date from engaging in any or all of the following activities:

          (A) selling, transferring or conveying to a newly formed legal entity which it contemplates will be owned by certain of the shareholders of the Company, those assets and liabilities listed in Section 7.01 of the Company Disclosure Letter (the "Excluded Assets") for a cash purchase price of $406,500 plus (i) the assumption of that mortgage dated November 20, 1990 executed by Brim Senior Living, Inc. in favor of US National Bank of Oregon and (ii) the assumption of any and all liabilities with respect to the Excluded Assets whether the same relate to the period prior to or after the Closing of the Excluded Assets Transaction,

          (B) selling, transferring or conveying the assets and/or stock interests described in Exhibit G hereof hereto necessary to consummate the Senior Living Transaction for an aggregate cash purchase price of $18,000,000 plus an amount equal to all Excluded Subsidiary Loans made with the approval of Encore to BSL or MSL prior to or after the date hereof:

          (C) continuing to advance funds on an intercompany loan basis from the Company to the Subsidiaries, from the Subsidiaries to the Company and from the Company with respect to the Excluded Assets and the Senior Living Transaction (the latter of which is hereinafter defined as the "Excluded Subsidiary Loans"; provided, however, that the Company shall cause the Excluded Subsidiaries to repay at Closing the Excluded Subsidiary Loans and shall provide Purchaser with evidence thereof as required by Paragraph 5.02(j); and provided, further, that the Company shall use the portion of the proceeds of the Senior Living Transaction specifically allocated thereto to repay the Excluded Subsidiary Loans made with respect to BSL, MSL or the Excluded Assets;

          (D) paying at Closing any intercompany liabilities owing from the Company to the subsidiaries involved in the Senior Living Transaction which intercompany liability as of June 30, 1996 was owing solely to Brim Senior Living, Inc. and was in the amount of $2,198,785.00;

          (E) converting at Closing the investment of the Company in MSL from a loan to an equity contribution, which investment as of June 30, 1996 was, and on the Closing Date will be, $5,155,264. The Company and Purchaser acknowledge and agree that it is anticipated that additional funds will be advanced by the Company prior to Closing to MSL. The Company covenants and agrees that all of such advances shall be in the form of intercompany loans and not investments and the Company shall cause the same to be repaid at Closing and evidence thereof to be delivered to Purchaser as required by Paragraph 5.02(j); provided, however, that the Company shall use the portion of the proceeds of the Senior Living Transaction specifically allocated thereto to repay the same;

          (F) distributing to the non-facility based employees of the Company at or immediately prior to Closing the incentive compensation funds reserved on the Company Financial Statements, which reserves as of the Closing Date shall not exceed $793,829; and

          (G) making severance payments to, and the vesting of matching 401(k) contributions which would not otherwise vest for the benefit of, employees of the Company terminated by the Company or by Purchaser prior to or after the Closing Date in conjunction with or as a result of the transaction contemplated herein; provided, however, that all such severance payments shall be in accordance with the Company's severance policy in effect as of the date of the execution of this Agreement or those specific severance agreements described in Section 3.10(b) of the Company Disclosure Letter.

          (iii) The Company or the Subsidiaries, as applicable, will maintain its and their assets in substantially the same condition as they are in at the date hereof, ordinary wear and tear, insured casualty loss and taking by eminent domain excepted.

          (iv) The Company will promptly provide the Purchaser with the Subsequent Interim Financial Statements as and when the same are available.

         For purposes of this Paragraph 5.01(a), the Company and the Subsidiaries shall be deemed to be acting in the ordinary course of business if the act, event or occurrence, including any changes or expenditures which are the subject thereof, are reflected in the Company's 1996 Budget described in
Section 5.01(a) of the Company Disclosure Letter, a true and correct copy of which has been provided to Purchaser, the receipt of which is acknowledged by Purchaser. In addition, the execution and/or renewal of any Management Contracts by the Company or any of the Subsidiaries between the date hereof and the Closing Date shall be deemed to be in the ordinary course of the business of the Company and the Subsidiaries and accordingly shall not require the approval of, but shall require reasonable notice to, Purchaser of the execution and delivery of any such Management Contracts; provided, however, that in the event any such Management Contracts contemplate the advance of funds by the Company or any Subsidiary to the owner of the relevant facility or health care entity, whether by loan or capital contribution or otherwise, in excess of $100,000 in any one instance or $500,000 in the aggregate, the approval of Purchaser shall be required in accordance with the terms of this Paragraph 5.01.

         (b) During normal business hours, the Company will provide Purchaser and its agents and employees with access on twenty-four (24) hours notice to the books and records of the Company and the Subsidiaries provided they do not interfere with the operations of the Company and the Subsidiaries;

         (c) Subject to the limitations set forth in Paragraph 7.04(a), the Company will use its reasonable efforts to cause all of the conditions to Closing set forth in Paragraphs 8.01 and 8.02 which are within the Company's control to be satisfied prior to the Outside Closing Date and the Company will not take, not permit any Subsidiary to take, any action inconsistent with its or their obligations under this Agreement or which could hinder or delay the consummation of the transactions contemplated by this Agreement or which is intended to cause any representation, warranty or covenant made by the Company in this Agreement or in any certificate, list, exhibit, or other instrument furnished or to be furnished pursuant hereto, or in connection with the transaction contemplated hereby, to be untrue in any material respect as of the Closing Date;

         (d) Except with respect to the Excluded Assets Transaction and the Senior Living Transaction, neither the Company nor any of its officers, directors, advisors or others authorized to act on its behalf shall directly initiate or solicit discussions relating to any alternative acquisition proposal or similar transaction including, without limitation, a merger or other business combination involving the Company and/or the Subsidiaries, or offer to acquire or convey in any manner, directly or indirectly, all or substantially all of the equity interests in, the voting securities of, or the assets of the Company or any of the Subsidiaries; provided, however, that public announcements of the transaction contemplated by this Agreement and responses to inquiries received thereafter shall not be prohibited hereby and that the Company shall not be deemed to be in breach of its obligations hereunder in the event the Board of Directors determines in the exercise of its fiduciary duties that the Company is required to provide information in response to any acquisition or merger proposals or discussions which are initiated by a third party;

         (e) Except as specifically contemplated herein the Company will not materially amend or permit any Subsidiary to materially, amend its or their Articles of Incorporation or Bylaws;

         (f) Except with respect to the New Preferred Stock and the Common Stock to be issued to Purchaser and/or its designees pursuant to Paragraph 1.02 and the shares of Redeemable Junior Preferred Stock issued upon the consummation of the Carryco Merger and upon the exercise prior to or at Closing of vested Options, the Company will not issue or cause to be issued any additional shares of the Company's common stock or preferred stock;

         (g) Neither the Company nor any Subsidiary will agree to do or to cause to be done any of the acts which it has covenanted not to do under this Paragraph 5.01;

         (h) The Company will use its best efforts to secure professional liability insurance with respect to the services rendered by it to the Managed Company Facilities in such amounts as may be reasonably acceptable to Purchaser, which coverage shall include a prior acts insurance policy for periods prior to the effective date thereof during which no such coverage was in effect;

         (i) From and after the satisfaction or deemed satisfaction of the condition to Closing set forth in Paragraph 8.01(p), the Company shall not amend or modify in any respect any of the BSL Merger Agreement the Excluded Assets Purchase Agreement, the MSL Purchase Agreement or the LP, Purchase Agreement,

         (j) The Company shall not waive, nor consent to the waiver by the purchaser under the BSL Merger Agreement, the Excluded Assets Purchase Agreement, the MSL Purchase Agreement or the LP Purchase Agreement, of any third party consents or approvals required as a condition to the Closing thereof nor to a waiver of the condition to Closing set forth in the MSL Purchase Agreement with respect to the execution and delivery of the BNP Loan Amendment Documents (as defined therein).

         Purchaser acknowledges and agrees that nothing in this Paragraph 5.01 shall be construed as granting Purchaser any approval, notice or other rights with respect to the day to day operations of the senior living business of the Company which is the subject of the Senior Living Transaction and the day to day operations of the medical office buildings and home health agency which are the subject of the Excluded Assets Transaction.

         5.02. Closing Date. On the Closing Date, the Company will deliver or cause to be delivered to Purchaser the following documents:

         (a) A certificate of a responsible officer of the Company dated as of the Closing Date, certifying on behalf of the Company in such detail as Purchaser may reasonably specify the fulfillment of the conditions set forth in Paragraphs 8.0 l(a) and (b);

         (b) Resolutions of the Company's Board of Directors and a vote of the Company's shareholders, certified by the Secretary or Assistant Secretary of the Company, authorizing and approving the Transactions contemplated herein;

         (c) Certified copies of the Charter or Articles of Incorporation of the Company and of each of the Subsidiaries and Certificates of Legal Existence or Good Standing, as applicable, with respect to the Company and each Subsidiary issued within the 10 days prior to the Closing Date by the Secretary of State (or other authorized official) in each of the States in which the Company and each Subsidiary is organized or qualified to do business as a foreign corporation as set forth more fully in Section 3.01 of the Company Disclosure Letter;

         (d) True and correct copies of the Bylaws of the Company and each Subsidiary certified by the Secretary or Assistant Secretary of each as of the Closing Date;

         (e) One or more certificates evidencing the shares of Common Stock and the New Preferred Stock issued to Purchaser and/or its designees;

         (f) An opinion or opinions of counsel to the Company dated as of the Closing Date in form and substance reasonably acceptable to Purchaser;

         (g) Employment Agreements with Messrs. John R. Miller, Steven P. Taylor and A. E. Brim in the forms attached hereto as Exhibits H duly executed by each of Messrs. Miller, Taylor and Brim (the "Employment Agreements");

         (h) The resignations of the members of the Board of Directors and those officers of the Company and certain of its Subsidiaries listed in Exhibit I;

         (i) Evidence that all of the Excluded Subsidiary Loans have been paid in full; and

         (j) Copies of all third party and governmental consents and approvals (including, without limitation, all blue sky law filings, approvals and/or exemption letters) obtained in connection with the consummation of the transactions hereunder.

         (k) Copies of any and all documents executed and delivered at the closing of the Senior Living Transaction and the Excluded Asset Transaction, including, but not limited to, bills of sale or cross receipts evidencing the consummation thereof.

         5.03. Post Closing: From and after the Closing Date, the Company covenants and agrees as follows:

         (a) Unless the Board of Directors or the officers of the Company, as applicable, determines that other action is in the best interest of the shareholders of the Company, considered as a whole, the Company shall not take action to reduce the labor force of the Company beyond those actions reasonably deemed necessary to enable the Company to operate efficiently and at a level of profitability consistent with the Company's long range objectives.

         (b) The Company shall develop a stock option, stock purchase or other similar equity program and shall consider for participation therein certain Company key employees who continue to work for the Company after the Closing Date.

         (c) For a period of three (3) years after the Closing, the Company shall maintain offices in Portland, Oregon and shall conduct therefrom the management of the hospitals managed by Brim Healthcare, Inc. as of the Closing Date.

         (d) Unless the Board of Directors determines that other action is in the best interests of the shareholders of the Company, considered as a whole, the Company shall request that certain of the current officers of the Company and the Subsidiaries, identified in Exhibit J hereto, continue to serve for a period of three (3) years after the Closing Date, subject to (A) the Company's right (i) to remove any or all of such officers for cause, (ii) to remove any or all of such officers without cause, in which instance the Company shall provide severance to any such removed officers through the period ending one year from the date of severance and (iii) to replace any of such officers who elect to resign at Closing or thereafter and (B) such officer's right to resign at any time.

         (e) For a period of not less than three years after the Closing, the Company shall (A) cause the Company's 401(K) Plan and Supplemental Retirement Plan to remain in effect or shall make available to the employees of the Company alternative benefit plans that offer no less favorable benefits than those currently provided to the employees of the Company and the Subsidiaries under such 401 (K) and Supplement Retirement Plans and (B) provide healthcare benefits to the employees of Brim, Inc. and Brim Healthcare, Inc. (or the successors thereto in the event of a merger or liquidation of either or both such entities after Closing) substantially comparable to the benefits provided as of the date of this Investment Agreement, subject to the right of the Company to provide such benefits through a managed care, rather than an indemnity, plan.

         (f) Unless the Board of Directors determines that other action is in the best interests of the shareholders of the Company, considered as a whole, the Company shall maintain employee benefits substantially comparable to the benefits provided to the Company's employees as of the Closing Date; provided, however, that the provisions of this Paragraph 5.03(f) shall not affect or limit the Company's obligations under Paragraph 5.03(e),

         (g) The Company shall pay as and when due under the terms of the Company`s emplovee benefit plans in effect on the Closing Date, any severance payments due to the employees of the Company (other than the officers listed in Exhibit J whose severance payments shall be as specified in Paragraph 5.03(d)) who are given notice of termination by the Company on or within ninety (90) days after the Closing Date.

         (h) The Company shall purchase as of the Closing Date and shall keep continuously in effect thereafter for a period of no less than three (3) years a tail insurance policy from the carrier providing the Company's directors and officers liability insurance as of the Closing Date with limits in an amount equal to limits provided for in the Company's directors and officers liability insurance as of the Closing Date and providing coverage with respect to claims which are covered by the Company's directors or officers liability insurance as of the Closing Date and which are brought during such three year period after the Closing Date against the persons who were officers and directors of the Company on or prior to the Closing Date.

         (i) The Company shall not amend or otherwise modify its Articles of Incorporation or Bylaws in any manner which would reduce or eliminate the indemnity obligations of the Company to the persons who were officers or directors of the Company on or prior to the Closing Date.

         (i) The Company will indemnify, defend and hold harmless the persons who were officers or directors of the Company on or prior to the Closing Date with respect to their acts or omissions on behalf of the Company prior to the Closing Date to the fullest extent permitted by law.

                                   ARTICLE VI
                      PURCHASER'S AND PRINCIPAL'S COVENANTS

         6.01. Purchaser; Pre Closing. Purchaser covenants that between the date hereof and the Closing, except as contemplated by this Agreement or with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed and which approval shall be deemed to have been given if not denied within four (4) business days after the Company's receipt of a written approval request from Purchaser directed to the President of the
Company:

         (a) Purchaser will use its reasonable efforts to cause all of the conditions to Closing set forth in Paragraphs 8.01 and 8.02, other than the conditions set forth in Paragraph 8.01(a), (b), (e), (f), (g), (h), (i), (k) and
(n) and in Paragraph 8.02(e), (f), (g) and (h) which are solely within the Company's control, to be satisfied prior to the Outside Closing Date and Purchaser will not take any action inconsistent with its obligations under this Agreement or which could hinder or delay the consummation of the transactions contemplated by this Agreement or which is intended to cause any representation, warranty, covenant made by Purchaser in this Agreement or in any certificate, list, exhibit, or other instrument furnished or to be furnished pursuant hereto, or in connection with the transaction contemplated hereby, to be untrue in any material respect as of the Closing Date:

         (b) Purchaser will not agree to do or to cause to be done any of the acts which it has covenanted under this Paragraph 6.01 not to do.

         (c) Purchaser will proceed with all reasonable diligence to consummate the Financing Transactions in the name of the Company effective as of Closing on the terms reflected in the First Union Commitment Letter and the Investment Commitment Letter.

         6.01A. Principal; Pre-Closing. Principal covenants that between the date hereof and the Closing, except with the consent of the Company, which consent may be withheld in the sole discretion of the Company, except as otherwise provided herein:

         (a) Principal shall not (A) sell or otherwise dispose of all or substantially all of its assets, equity interests or voting securities or (B) directly or indirectly initiate or solicit discussions relating to any acquisition proposal or similar transaction including, without limitation, a merger or other business combination or offer to acquire, directly or indirectly, all or substantially all of the equity interests in, the voting securities of, or the assets of any corporation or other legal entity which owns or operates three hospitals or more, whether by lease, ownership or management contract. Nothing herein shall be construed as prohibiting Principal from pursuing the acquisition or leases of individual acute care hospitals between the date hereof and the Closing Date. Principal shall not be deemed to be in breach of this Paragraph 6.01A(a) in connection with any acquisition discussions, negotiations or proposal engaged in or made by it in response to
(i) an "auction" type bid process or (ii) a contact initiated by a third party or (iii) any transaction permitted by the terms of Paragraph 6.03(b).

         (b) To pay all fees and other expenses required to consummate the Financing Transactions.

         6.02. Closing. On the Closing Date, in addition to the delivery of the consideration for the New Preferred Stock and the Common Stock due under Paragraph 1.04, Purchaser will deliver, or cause to be delivered (on behalf of the Company, in the case of clauses (d), (e) and (f)) to the Company the following documents:

         (a) A Certificate of Purchaser dated as of the Closing Date, certifying on behalf of Purchaser in such detail as the Company may reasonably specify the fulfillment of the conditions set forth in Paragraphs 8.02 (a) and (b);

         (b) If applicable, certified resolutions of Purchaser's and/or its designees' General Partner or other governing body authorizing and approving as to Purchaser and/or such designees the Transactions contemplated herein and the execution and delivery by Purchaser and/or its designees, as applicable, of all of the documents contemplated herein to be executed and delivered by it, the purchase by such Purchaser and/or its designees, as applicable, of the New Preferred Stock and the Common Stock to be purchased by it pursuant to Paragraph
1.05 and the payment by Purchaser and/or its designees of the consideration for the New Preferred Stock and the Common Stock due from it under Paragraph 1.05;

         (c) If applicable, a Certificate of Good Standing with respect to Purchaser and/or its designees issued within the 10 days prior to the Closing Date by the Secretary of State of Delaware and/or the state of incorporation of Purchaser's designees if other than Delaware;

         (d) The Employment Agreements duly executed by an individual authorized to act on behalf of the Company effective immediately after the Closing;

         (e) A Lease Agreement in the form attached hereto as Exhibit K duly executed by an individual authorized to act on behalf of the Company effective immediately after the Closing (the "BSL Lease");

         (f) A Shared Services Agreement in the form attached hereto as Exhibit L duly executed by an individual authorized to act on behalf of the Company effective immediately after the Closing (the "Shared Services Agreement"); and

         (g) An opinion or opinions of counsel to Purchaser dated as of the Closing Date in form and substance reasonably acceptable to the Company.

         6.03. Other Covenants.

         (a) Purchaser shall not solicit any of the officers, employees or consultants of the Company or any of the Subsidiaries or interfere with the consummation of, or pursue in its own name or on its own behalf, any acquisition, management or lease opportunities which are under consideration or negotiation by the Company as of the date hereof or as of the Closing Date and with respect to which Purchaser has obtained knowledge during the course of its negotiations with or due diligence investigation of the Company. Purchaser shall not be deemed to be in breach of this Paragraph 6.03(a) and/or its obligations under the Confidentiality Agreement (as defined below) in connection with any acquisition, management or lease opportunities pursued by it in response to (i) an "auction" type bid process or (ii) a contact initiated by a third party. The obligations of the

Purchaser under this Paragraph 6.03(a) shall survive the termination of this Agreement pursuant to Article IX hereof for the period specified in Article X hereof.

         (b) Principal shall not solicit any of the officers, employees or consultants of the Company or any of the Subsidiaries or interfere with the consummation of, or pursue in its own name or on its own behalf, any acquisition, management or lease opportunities which are under consideration or negotiation by the Company as of the date hereof or as of the Closing Date and with respect to which Principal has obtained knowledge during the course of its negotiations with or due diligence investigation of the Company. Principal shall not be deemed to be in breach of this Paragraph 6.03(b) and/or its obligations under the Confidentiality Agreement in connection with any acquisition, management or lease opportunities pursued by it in response to (i) an "auction" type bid process or (ii) a contact initiated by a third party. The obligations of Principal under this Paragraph 6.03(b) shall survive the termination of this Agreement pursuant to Article IX hereof for the period specified in Article X hereof.

                                   ARTICLE VII
                                MUTUAL COVENANTS

         7.01. General Covenants. Following the execution of this Agreement and until the Closing Date, the Company and Purchaser agree:

         (a) If any event should occur, either within or without the control of any party, which would prevent fulfillment of the conditions to the obligations of any party hereto to consummate the transactions contemplated by this Agreement, to use its or their reasonable efforts to cure the same as expeditiously as possible;

         (b) To cooperate fully with each other in preparing, filing, prosecuting, and taking any other actions which are or may be reasonable and necessary to obtain the consent of any governmental instrumentality or any third party, to accomplish the transactions contemplated by this Agreement;

         (c) To deliver such other instruments of title, certificates, consents, endorsements, assignments, assumptions and other documents or instruments, in form reasonably acceptable to the party requesting the same and its counsel, as may be reasonably necessary to carry out and/or to comply with the terms of this Agreement and the transactions contemplated herein;

         (d) To confer on a regular basis with the other, report on material operational matters and promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen could have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein;

         (e) To promptly provide the other (or its counsel) with copies of all other filings made by such party with any state or federal governmental entity in connection with this Agreement or the transactions contemplated hereby.

         7.02. Hart-Scott-Rodino Filing.

         (a) The Company and Purchaser agree to file with the Antitrust Division of the United States Department of Justice and the Federal Trade Commission a Notification and Report Form in accordance with the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and to use its and their reasonable efforts to achieve the prompt termination or expiration of the waiting period or any extension thereof provided for under the HSR Act as a prerequisite to the consummation of the transactions provided for herein (the "HSR Approval"); provided, however, that the Principal shall be responsible for any filing fees due under the HSR Act.

         (b) Nothing in this Paragraph 7.02 shall be construed as requiring the Company to (i) sell or otherwise dispose of any of its assets which either alone or in the aggregate, with all such other sales or dispositions, would constitute the sale or disposition of a "significant subsidiary" (as defined in Rule 1-02 of Regulation S-X of the rules and regulations of the Securities and Exchange Commission), (ii) take any action, the consummation of which cannot be conditioned on the consummation of the transactions contemplated by this Agreement, where such action would have a Company Material Adverse Effect (as defined in Paragraph 8.01) or (iii) take any action which either would have a Company Material Adverse Effect or would materially impair the value of the transaction contemplated by this Agreement to the Company or Purchaser.

         (c) Nothing in this Paragraph 7.02 shall be construed as requiring Purchaser to (i) sell or otherwise dispose of any of its assets which either alone or in the aggregate, with all such other sales or dispositions, would constitute the sale or disposition of a "significant subsidiary," (ii) take any action, the consummation of which cannot be conditioned on the consummation of the transactions contemplated by this Agreement or (iii) take any action which either would materially impair the value of the transaction contemplated by this Agreement to the Company or Purchaser.

         7.03. Third Party Consents/Regulatory Approval. The Company and the Purchaser will use its and their reasonable efforts to obtain prior to the Closing Date all consents, approvals and licenses necessary to permit the consummation of the transactions contemplated by this Agreement, including, but not limited to, such licensure and certification approval in each of the states in which the Company Facilities are located as may be necessary to enable Purchaser to consummate the Transactions (the "Regulatory Approvals"), and the consent of its or their lenders, lessors and other third parties to the extent required under any loan documents, lease agreements, management agreements or other instruments to which it or its subsidiaries are a party (the "Third Party Consents").

         7.04. Shareholder Approval. The Company shall promptly submit this Agreement and the transactions contemplated herein and in the Senior Living Transaction and the Excluded Assets Transaction for the approval of its shareholders at a meeting of shareholders. Subject to the fiduciarv duties of the Board of Directors of the Company under applicable law, the Board of Directors of the Company has agreed to recommend to its shareholders approval of the Transactions. Subject to the fiduciary duties of the Board of Directors of the Company under applicable law, the Company shall use its reasonable efforts to obtain shareholder approval and adoption of this Agreement and the Transactions contemplated hereby. Subject to the notice requirements of the Oregon Business Corporation Act, such meeting shall be held as soon as practicable following the execution of this Agreement.

         7.05. Public Announcements. The parties shall consult with each other prior to the issuance by either party of any press release or any written statement with respect to this Agreement or the transaction contemplated hereby.

         7.06. Subsequent Transaction. On the next business day after the Closing Date or as soon thereafter as may be agreed upon by the Company and Purchaser, pursuant to the terms of a Plan and Agreement of Merger between the Company and Principal to be executed substantially in the form attached hereto as Exhibit M, Principal shall merge with Principal Merger Company, with Principal to be the surviving entity and a wholly-owned subsidiary of the Company.

                                 ARTICLE VIII
                                   CONDITIONS

         8.01. Purchaser's Conditions. All obligations of the Purchaser under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions any one or more of which may be waived by written instrument signed by Purchaser or by written instrument signed by
Purchaser:

         (a) Except as would not have a "Company Material Adverse Effect", as defined below, the representations and warranties of the Company contained in this Agreement or in any certificate or document prepared by the Company and delivered in connection with this Agreement or the transaction contemplated herein shall be true at and as of the Closing Date as though such representations and warranties were then again made, other than any representations or warranties which specifically relate to an earlier period, which shall have been true as of the date thereof; provided, however, that in the event this condition is not satisfied as of the Closing Date and the representation or warranty which is untrue is capable of being cured, the Closing Date shall be extended in order to allow the Company to satisfy this condition; provided, however, in no event shall the Closing Date be extended beyond the Outside Closing Date.

         A "Company Material Adverse Effect" shall be any statement, condition or event that would (A) materially adversely affect the ability of the Company to consummate the Transactions, (B) adversely affect the licensure at Closing of any of the Leased Company Facilities as acute care facilities under applicable state law or the certification at Closing of any of the Leased Company Facilities which as the Closing Date are certified under the Medicare and/or Medicaid Programs or result in the termination of any of the Company Management Contracts, where, in each case, such loss of licensure, certification or of the termination of any Company Management Contracts at Closing would result in a Material Adverse Change, as defined below, or (C) result in a "Material Adverse Change."

         For purposes of this Paragraph 8.01, the term "Material Adverse Change" shall be defined as an event or series of events affecting the Company (but specifically excluding events which are disclosed pursuant to the terms hereof in the Company's Disclosure Letter or in the exhibits hereto as of the date of execution of this Agreement, or that are hereafter disclosed to Purchaser in updates to the Company Disclosure Letter, without Purchaser's objecting thereto pursuant to Paragraph 10.08), that (after taking into account any event or series of events which will have a positive effect on the Company) will have an adverse effect on the Company's earnings before interest, taxes, depreciation and amortization on an annualized basis, calculated as of the Closing Date, in excess of $800,000.

         (b) Except to the extent failure to do so would not have a Company Material Adverse Effect, the Company shall have performed all of its material obligations under this Agreement that are to be performed by it prior to or as of the Closing Date, including but not limited to the delivery of the documents provided for in Paragraph 5.02, including, but not limited to the Employment Agreements, and the redemption of all of the Redeemed Preferred Stock and of the GECC Preferred Stock, the issuance of the Common Stock and New Preferred Stock to Purchaser and/or its designee; provided, however, that in the event this condition is not satisfied as of the Closing Date and the obligation which the Company has not performed is capable of being cured, the Closing Date shall be extended in order to allow the Company to satisfy this condition; provided, however, in no event shall the Closing Date be extended beyond the Outside Closing Date. The Company shall be deemed to have performed its obligations under this condition in the event all of the documents necessary for said performance have, as of the Closing Date, been delivered to such agent as may be agreed upon by the Company and Purchaser.

         (c) Except to the extent failure to do so would not have a Company Material Adverse Effect, the Company and Purchaser shall have received the Third Party Consents designated in Section 3.04 of the Company Disclosure Letter and in Section 4.03 of the Purchaser Disclosure Letter and shall have received the Regulatory Approvals and shall have satisfied any and all conditions to the effectiveness thereof.

         (d) The filing and waiting period requirements under the HSR Act shall have been complied with and shall have expired or terminated.

         (e) The Preferred Stock Repurchase Agreement shall be in full force and effect, neither party thereto shall have breached any of its obligations thereunder and all conditions necessary to the consummation of the transaction contemplated thereby (other than the consummation of the transaction contemplated hereby) shall have been satisfied.

         (f) The Excluded Assets Transaction shall have been consummated.

         (g) The Senior Living Transaction shall have been consummated, including the payment of all intercompany loans owing to or from BSL to the Company.

         (h) Since June 30, 1996, no Company Material Adverse Effect shall have occurred.

         (i) No order shall be in effect restraining, enjoining or otherwise preventing the Closing.

         (j) Except to the extent approved by Purchaser pursuant to Paragraph 10.O8, there shall be no changes in the Company's Disclosure Letter between the date hereof and the Closing Date reflecting a Company Material Adverse Effect, which Disclosure Letter may be updated from time to time by the Company in accordance with Paragraph 10.08.

         (k) The Amended and Restated Brim, Inc. Shareholders Agreement and the Shareholders Agreement between the Company and the holder of the GECC Preferred Stock shall have been terminated.

         (1) The Company and First Union shall have entered into the Credit Facility providing for loans to the Company of up to $54 million, which loans are described more fully in the First Union Commitment Letter and which Credit Facility shall be in form and substance reasonably satisfactory to the Purchaser, the Bank Agreement shall be in full force and effect as of the Closing and the Bank shall have advanced or be prepared to advance not less than $54 million to the Company under the Bank Agreement upon confirmation that the other parties to the Transactions provided for herein are prepared to consummate the same.

         (m) The Company and Purchaser's designee shall have entered into a stock purchase agreement and related documents (collectively, as such agreement and documents are amended, modified or waived from time to time in accordance with this Agreement, the "Senior Preferred Purchase Agreement") providing for the purchase by Purchaser's designee of not less than $20 million of the Senior Preferred Stock, which purchase shall be as described more fully in the Investment Commitment Letter and which Senior Preferred Purchase Agreement shall be in form and substance reasonably satisfactory to the Purchaser, the Senior Preferred Purchase Agreement shall be in full force and effect as of the Closing and Purchaser's designee shall have consummated the transaction pursuant to the terms of the Senior Preferred Purchase Agreement or shall be prepared to consummate the same upon confirmation that the other parties to the Transactions provided for herein are prepared to consummate the same.

         (n) The holders of no more than 5% of the Redeemed Preferred Stock shall have exercised their dissenter's rights under ORS ss.60.551, et seq. or under such resolutions of the Board of Directors of the Company as may be adopted at the time of the approval of the Transactions granting such dissenters rights to the extent the provisions of ORS ss.60.551, et seq. do not provide for such rights and the Board of Directors of the Company in the exercise of its fiduciary duties determines that it would be in the best interest of the Company to grant such rights.

         (o) The Carryco Merger shall have been consummated.

         (p) Purchaser shall have completed and shall be satisfied with the results of its due diligence review of the Excluded Assets Transaction and the Senior Living Transaction, regarding the assignment, assumption of satisfaction of the liabilities of the Company and its affiliates related to or arising in connection with the entities, assets or operations being sold or transferred thereby, and the existence, nature and scope of any continuing liability of the Company or its affiliates with respect to such entities, assets or operations following the closing of such transactions; provided, however, this condition shall be deemed satisfied unless by the close of third business day following Purchaser's receipt from the Company of the BSL Merger Agreement, Excluded Assets Purchase Agreement, the MSL Purchase Agreement LP Purchase Agreement and all exhibits and schedules thereto requested by Purchaser, in the form in which the Company and the purchasers identified therein are prepared to execute, Purchaser has specified in writing its objections thereto, which objections shall state with specificity the sections to which Purchaser objects and the reasons for its objection.

         8.02. Company Conditions. All obligations of the Company under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions any one or more of which may be waived by the Company in writing:

         (a) The representations and warranties of Purchaser contained in this Agreement or in any certificate or document prepared by Purchaser and delivered in connection with this Agreement or the Transactions contemplated herein shall be true in all material respects at and as of the Closing Date as though such representations and warranties were then again made, other than any representations or warranties which specifically relate to an earlier period, which shall have been true as of the date thereof; provided, however, that in the event this condition is not satisfied as of the Closing Date and the representation or warranty which is untrue is capable of being cured, the Closing Date shall be extended in order to allow Purchaser to satisfy this condition; provided, however, in no event shall the Closing Date be extended beyond the Outside Closing Date.

         (b) Purchaser and/or its designees shall have performed all of its or their material obligations under this Agreement that are to be performed by it or them prior to or as of the Closing Date, including, but not limited to the delivery of the documents provided for in Paragraph 6.02 and the delivery of the cash consideration due from it or them under Article I with respect to the Common Stock and New Preferred Stock issued to Purchaser and/or its designees; provided, however, that in the event this condition is not satisfied as of the Closing Date and the obligation which Purchaser and/or its designees has not performed is capable of being cured, the Closing Date shall be extended in order to allow Purchaser and/or its designee to satisfy this condition; provided, however, in no event shall the Closing Date be extended beyond the Outside Closing Date. Purchaser and/or its designees shall be deemed to have performed its or their obligations under this condition in the event all of the documents necessary for said performance have, as of the Closing Date, been delivered to such agent as may be agreed upon by the Company and Purchaser.

          (c) Except to the extent the failure to do so would not have a Company Material Adverse Effect, the Company and Purchaser shall have received the Third Party Consents designated in Section 3.04 of the Company Disclosure Letter and shall have received the Regulatory Approvals and shall have satisfied any and all conditions to the effectiveness thereof.

         (d) The filing and waiting period requirements under the HSR Act shall have been complied with and shall have expired or terminated.

         (e) The Preferred Stock Repurchase Agreement shall be in full force and effect, neither party thereto shall have breached any of its obligations thereunder and all conditions necessary to the consummation of the transaction contemplated thereby (other than the consummation of the transaction contemplated hereby) shall have been satisfied.

         (f) The Excluded Assets Transaction shall have been consummated.

         (g) The Senior Living Transaction shall have been consummated, including the payment of all intercompany loans owing to or from BSL to the Company.

         (h) The Carryover Merger shall have been consummated.

         (i) The Carryover Shareholders and the Purchaser shall have entered into a shareholder agreement on terms and conditions acceptable to each party thereto addressing the rights and obligations of the parties after the Closing Date as shareholders of the Company, including, but not limited to, their right to acquire additional shares of the Company's common or preferred stock and the affect of the issuance of additional shares of the Company's common or preferred stock on their percentage ownership interest in the Company, all as described more fully in the Term Sheet attached hereto as Exhibit N (the "Shareholders Agreement").

                                   ARTICLE IX
                           TERMINATION/INDEMNIFICATION

         9.01. Termination. This Agreement may be terminated by the parties hereto upon the following conditions:

         (a) By mutual consent of the parties;

         (b) By Purchaser, if the conditions to Closing set forth in Paragraph
8.01 have not been satisfied or waived by the Outside Closing Date or any extension thereof provided for in Paragraph 8.01; provided, however, the Purchaser shall have no right to terminate the Agreement under this Paragraph 9.01(b) if the condition has not been satisfied or waived as a result of the breach by the Purchaser of its obligations hereunder;

         (c) By the Company if the conditions to Closing set forth in Paragraph
8.02 have not been satisfied or waived by the Outside Closing Date or any extension thereof provided for in Paragraph 8.02; provided, however, the Company shall have no right to terminate the Agreement under this Paragraph 9.01 (c) if the condition has not been satisfied or waived as a result of the breach by the Company of its obligations hereunder;

         (d) By either party if the United States Department of Justice or the Federal Trade Commission requires any of the actions described in Paragraph 7.02.

         9.02. Effect of Termination. In the event of the termination of this Agreement by either party in accordance with Paragraph 9.01, this Agreement shall be null and void and of no further force and effect and no party shall have any further rights or obligations hereunder, other than the following:

         (a) The obligations of the Company, the Purchaser and Principal to return any documents as set forth in the Confidentiality Agreement dated June 25, 1996 executed by the Company and Principal (the "Confidentiality Agreement") and to which the Purchaser agreed to be bound by that Letter of Intent dated September 25, 1996 (as the same may be amended from time to time, the "Letter of Intent"), and to keep confidential any Confidential Information (as defined therein) obtained in furtherance thereof;

         (b) The right of either party to seek specific performance or damages or to pursue any other remedy which may be available to it at law or in equity for the breach of any covenant or agreement of any other party hereto, in the event of a termination pursuant to Paragraphs 9.01(b) or 9.01(c) resulting from a failure of the conditions set forth in Paragraphs 8.01(b) or 8.02 (b), respectively.

         9.03. Indemnification. Provided that this Agreement has not been terminated pursuant to Paragraph 9.01, from and after the Closing Date, the Company shall indemnify the Purchaser, its partners and affiliates, Purchaser's designees and their respective partners, officers, directors, employees and affiliates from and against any and all claims, damages, losses, expenses, costs (including reasonable attorneys fees), deficiencies, penalties, interest, fines, obligations or liabilities of any kind and claims brought by third parties (collectively "Losses") suffered or incurred by the Purchaser its partners and affiliates, Purchaser's designees and their respective partners, officers, directors, employees and affiliates or by the Company or its officers, directors, employees or affiliates in the event of a breach by the Company of its representations, warranties or covenants set forth in this Agreement; provided, however, that the Purchaser's recourse for any and all such Losses shall be limited to the funds on deposit in the Escrow Account (excluding the funds in the Agent/Legal Fees Expense Account) described in Paragraph 1.04 hereof and shall be further limited by the provisions of Paragraph 9.06 below.

         9.04. Indemnification Procedures.

         (a) In the event that any circumstances exist or any claim is made against Purchaser, its partners or affiliates, Purchaser's designees and their respective partners, officers, directors, employees and affiliates or against the Company, its directors, officers, employees or affiliates, after the Closing Date (hereinafter the "Indemnified Party") which the Indemnified Party believes will result in the Indemnified Party incurring a Loss, or in the event the Indemnified Party believes it has incurred a Loss, it will promptly deliver to the Escrow Agent and to the Agent written notice (the "Loss Notice") setting forth a reasonable summary of the nature of the Loss and the facts giving rise thereto and specifying the section of this Agreement to which such Loss relates and the amount thereof.

         (b) in the event the Loss Notice involves a claim made by a third party, in the form of a demand letter or lawsuit, against the Indemnified Party which the Purchaser believes represents a breach of representation, warranty or covenant by the Company, it shall include a copy of such claim in the Loss Notice and the Indemnified Party's reasonable estimate of the amount sought under the terms thereof (the "Third Party Claim").

         (c) The Agent shall have the right to dispute the Loss on behalf of the former holders of the Redeemed Preferred Stock and the former holder of the GECC Preferred Stock by the delivery of written notice (the "Dispute Notice") to the Escrow Agent and to the Indemnified Party and the Company within twenty (20) business days of the delivery to Escrow Agent and the Agent of the Loss Notice. In the event of a Loss which relates to a Third Party Claim, the Agent shall have the following options:

         (i) The Agent may submit a Dispute Notice with respect to such Third Party Claim, in which case the Agent shall be deemed to have waived its right, on behalf of the former holders of the Redeemed Preferred Stock and the former holder of the GECC Preferred Stock, to defend such Third Party Claim on behalf of the Indemnified Party; or

         (ii) The Agent may submit notice to the Purchaser, the Company and the Escrow Agent within the twenty (20) day period in which a Dispute Notice would otherwise be due that it has elected to retain counsel to defend the Third Party Claim on behalf of the Indemnified Party (the "Defense Notice"), in which case such election shall be deemed to be a waiver of any and all rights which the Agent may have on behalf of the former holders of the Redeemed Preferred Stock and the former holder of the GECC Preferred Stock to contest the Purchaser's right to seek indemnity from the Escrow Account should the Company's liability be established with respect to said Third Party Claim.


         (iii) In the event a Dispute Notice is submitted with respect to any such Third Party Claim, the matter submitted to arbitration shall be limited to whether the Third Party Claim represents the breach of a representation, warranty or covenant hereunder.

         (iv) In no event shall the Agent have the right to defend any such Third Party Claim in the event the Purchaser reasonably determines that the amount which is the subject of said Third Party Claim, when taken together with any other matters which are then the subject of pending Loss Notices, will exceed the then available proceeds in the Escrow Account, it being understood and agreed that the Indemnified Party shall retain the sole right to defend such Third Party Claim; provided, however, that in event the Indemnified Party settle any such Third Party Claim without the prior consent of the Agent, which consent shall not be unreasonably withheld, the reasonableness of the amount of such settlement and/or the portion thereof which should be paid from the Escrow Account may be submitted by the Agent to arbitration in accordance with the provisions hereof.

         (d) In the event the Agent submits a Dispute Notice within the twenty
(20) business day period provided for herein, the Agent and the Purchaser shall submit the matters which are the subject of the Loss Notice to arbitration in accordance with the provisions of Paragraph 9.05 hereof and the Escrow Agent, the Agent, the Company and the Purchaser shall be bound by and shall act in accordance with the determination of the arbitrator.

         (e) In the event the Agent fails to deliver a Dispute Notice or a Defense Notice within such twenty (20) business day period, the Escrow Agent shall be authorized without further action by or approval of any party hereto to disburse from the Escrow Account the amount which is the subject of the Loss Notice to, or as directed by, the Indemnified Party which submitted the same and, in the case of a Loss Notice which relates to a Third Party Claim, the Indemnified Party shall be required to remit the same to the person or entity which brought the Third Party Claim and to provide the Agent with evidence thereof; provided, however, that the Indemnified Party shall have the right to elect, in lieu of immediately remitting said funds to the party which brought the Third Party Claim, to defend such Third Party Claim and to use the funds in the Escrow Account to cover the cost of such defense and of any liability which the Company is determined to have with respect thereto by a court of competent jurisdiction or any settlement amount agreed upon by the parties provided that in the event the amount so expended for legal fees and liability or settlement payments shall exceed the amount originally sought in the Third Party Claim, the Indemnified Party shall be solely responsible therefor and shall have no right to seek additional indemnity from the Escrow Account with respect to such excess amounts; and provided, further, that in the event the amount so expended for legal fees and liability or settlement payments is less than the amount originally sought in the Third Party Claim and released from the Escrow Account, the Indemnified Party shall be required to return the excess to the Escrow Agent for deposit in the Escrow Account.

         (f) The Agent shall have the right from time to time to draw on the Agent/Legal Fees Expense Account to pay any costs incurred by him in arbitrating a claim which is the subject of a Dispute Notice or defending a Third Party Claim or any fees due to him under the terms of any agreements between the Agent and the former holder of the GECC Preferred Stock and the former holders of the Redeemed Preferred Stock and the Indemnified Party shall have no right to control or otherwise object to the disbursement of the funds from the Agent/Legal Fees Expense Account.

         9.05. Arbitration.

         (a) Any matters which are the subject of a Loss Notice and a Dispute Notice shall be submitted for resolution to arbitration in such location as may be agreed upon by the Purchaser and the Agent or, in the event the Purchaser and the Agent are unable to agree upon a location within ten (10) days after the date of a Dispute Notice, in Denver, Colorado, under the Commercial Arbitration Rules of the American Arbitration Association before a single arbitrator selected by mutual agreement of the Purchaser and the Agent to which shall be added the provisions of the Federal Rules of Civil Procedure relating to the production of evidence and the parties agree that the arbitrator may impose sanctions in his/her discretion to enforce compliance with discovery and other obligations.

         (b) If the Purchaser, on the one hand, and the Agent, on the other hand, do not agree on the arbitrator within twenty (20) business days after the delivery by Agent of a Dispute Notice, the arbitrator shall be selected by them from a list of five potential arbitrators provided by the American Arbitration Association. Such list shall be provided within ten (10) davs of the expiration of said twenty (20) business day period. The Purchaser shall first delete one name from the list and then the Agent shall delete one name from the list. This process shall continue in the same order until the last remaining person on the list shall be the arbitrator. This selection process shall take place within two business days following both parties' receipt of the list of five potential arbitrators.

         (c) Hearings in such arbitration shall commence within twenty (20) business days of the selection of the arbitrator or as soon thereafter as the arbitrator is available. The arbitrator shall deliver his/her opinion within twenty (20) business days after completion of the arbitration hearing. The arbitrator's decision shall be final and binding upon the parties and may be entered and enforced in any court of competent jurisdiction by either of the parties.

         (d) Unless otherwise ordered by the arbitrator, the non-prevailing party shall be responsible for the arbitrator's expenses.

         (e) In the event the arbitrator determines that a Loss Notice which relates to a Third Party Claim is the subject of an indemnifiable loss under the terms of this Paragraph 9, the Indemnified Party shall have the right to make a demand on the Escrow Account in an amount equal to any and all costs and expenses incurred to the date of said determination and/or thereafter incurred in defending such Third Party Claim but shall not have the right to make a demand for any other portion of any Losses related thereto unless and until the liability of the Company is determined on a final non-appealable basis in the action which is the subject of such Third Party Claim or is otherwise determined by a settlement agreement to which the Company is a party. In the event the arbitrator determines that a Loss Notice which relates to a Third Party Claim is not the subject of an indemnifiable loss, the Indemnified Party shall have no access to the Escrow Account with respect to any Losses incurred in connection therewith and shall be required to reimburse the Agent for any and all costs and expenses incurred by him in successfully defending against such Loss Notice.

         9.06. Limitation on Claims.

         (a) Purchaser shall have no right to recover with respect to any Losses until the amount of all such Losses is equal to or greater than Five Hundred Thousand and no/100 Dollars ($500,000) individually or in the aggregate (the "Loss Threshold") and thereafter Purchaser shall only be entitled to recover Losses suffered or incurred by it or the Company in excess of the Loss Threshold. In addition and subject to the further limitation set forth in Paragraph 9.06(c), any and ail claims for the recovery of Losses must be brought by Purchaser within eighteen (18) months after the Closing Date (the "Limitation Period").

         (b) Any and all funds remaining in the Escrow Account at the end of the Limitation Period (the "Remaining Escrowed Funds"), along with the accrued interest thereon, shall be released by the Escrow Agent to the former holders of the Redeemed Preferred Stock, the former holders of the Accelerated Options and/or the Purchased Options, the former holder of the GECC Preferred Stock and to the Carryover Shareholders as follows: (i) 64.15% of the Remaining Escrowed Funds, along with 64.15% of the accrued interest thereon, shall be disbursed to the former holders of the Redeemed Preferred Stock, the former holders of the Accelerated Options and/or Purchased Options and the Carryover Shareholders based on the percentage of the Company's fully diluted common stock owned by each such stockholder or option holder on November 6, 1996, as set forth in Exhibit O hereto and (ii) 35.85% of the Remaining Escrowed Funds, along with 35.85% of the accrued interest thereon, shall be disbursed to the former holder of the GECC Preferred Stock; provided, however, that as to any Loss Notices submitted prior to the expiration of the Limitation Period in excess of the Loss Threshold which do not involve a Third Party Claim and which remain unresolved at the end of the Limitation Period, sufficient funds to cover the Losses which are the subject thereof shall be retained by Escrow Agent in the Escrow Account until the final resolution thereof between the Agent, on the one hand, and the Company or the Purchaser, as applicable, on the other hand, in accordance with the arbitration procedures set forth in Paragraph 9.05 or, in the event of a Loss Notice which relates to a Third Party Claim which is admitted by the Agent to be, or is determined by the arbitrator to, represent a breach of a representation, warranty or covenant of the Company hereunder, until the final resolution of such Third Party Claim however effected including by the decision of a court of competentjurisdiction, by decision made upon administrative or other non-judicial proceeding or by agreement of the parties thereto, at which time the funds which are the subject of any such Loss Notice(s) shall be disbursed in accordance with the order of the arbitrator, such court of competent jurisdiction or such settlement agreement, as applicable, and, in the event any portion thereof is to be disbursed to the former shareholders of the Company, such sum shall be disbursed in accordance with the percentages reflected in this Paragraph 9.06(b).

          (c) Notwithstanding anything to the contrary contained herein, Purchaser acknowledges and agrees that the indemnity and escrow provisions provided for herein are personal to Purchaser and accordingly that in the event of a transaction involving the Company, other than one or more public offerings of the stock of the Company, which results in a change in the controlling shareholders thereof such that the shareholders immediately after the Closing Date provided for herein own less than 50% of the stock of the Company (the "Early Release Date"), any amounts then held in the Escrow Account which are not the subject of a pending Loss Notice shall immediately upon the consummation of such transaction be released to the former holders of the Redeemed Preferred Stock and the former holder of the GECC Preferred Stock in the manner and according to the percentages set forth in Paragraph 9.06(b) whether or not the Limitation Period has expired as of such date. Any amounts remaining in the Escrow Account after such Early Release Date shall be retained by Escrow Agent in the Escrow Account until the final resolution thereof in accordance with the procedures set forth in Paragraphs 9.04 and 9.05, at which time the funds which are the subject of any such Loss Notice(s) shall be disbursed in accordance with the provisions of Paragraph 9.06(b).

         9.07. Escrow Agents' Fees. Any fees or expenses charged by the Escrow Agent shall be shared by the Purchaser, on the one hand, and the Agent on behalf of the former holders of the Redeemed Preferred Stock and the former holder of the GECC Preferred Stock, on the other hand, on a 50-50 basis, and shall be paid from any disbursements which the parties are entitled to receive from the Escrow Account or from any interest earnings thereon.

         9.08. Resignation or Removal of Escrow Agent. The parties acknowledge and agree that the Escrow Agent shall have the right to resign or to be removed by mutual agreement of the parties and the parties agree to negotiate in good faith with respect to the designation of a replacement Escrow Agent in the event of such resignation or replacement; provided, however, that in the event the parties are unable to so agree prior to the effective date of said resignation or removal, the Escrow Agent shall deposit any amounts then held by it in the Escrow Account with a court of competent jurisdiction which shall hold the same until the parties are able to agree upon a replacement Escrow Agent or one is otherwise appointed by said court.

         9.09. Indemnity of Escrow Agent. The parties acknowledge and agree that the Escrow Agent shall not have any liability hereunder with respect to the protection or disbursement of the funds in the Escrow Account absent gross negligence or wilful misconduct by the Escrow Agent in performing its duties hereunder and accordingly the parties do hereby agree to indemnify, defend and hold harmless the Escrow Agent from and against any and all Losses which it may incur as a result of the performance of its duties hereunder absent gross negligence or wilful misconduct of the Escrow Agent.

         9.10. Further Assurances. The parties agree to execute and to deliver any and all documents as may be reasonably requested by the Escrow Agent to evidence its assumption of the duties and obligations provided for herein, the limitation on its liability as provided for herein, and its right to indemnity and to reimbursement by the parties in accordance with the terms hereof.

         9.11. Adjustment of Investment Proceeds. Amounts paid for indemnification under Article IX shall be deemed to be an adjustment to the amount of the Investment Proceeds paid under Paragraph 1.04(b).

         9.12. Access to Books and Records. From the Closing Date until the final determination of any matters which are the subject of a Loss Notice and a Dispute Notice, the Agent and his representatives will have access to the books, records and accounts of the Purchaser and the Company and its and their employees.

                                    ARTICLE X
                                  MISCELLANEOUS

         10.01. Notices. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight delivery, hand delivery or facsimile transmission to the following address:

         To the Company                     Brim, Inc.
         Prior to Closing:                  305 NE 102nd Avenue
                                            Portland, Oregon 97020
                                            Attn: A. E. Brim, President
                                            Phone:     503-256-2070
                                            Fax:       503-254-7619

         With copy to:                      The Nathanson Group
                                            1411 Fourth Avenue, Suite 905
                                            Seattle, WA 98101
                                            Attn: Randi S. Nathanson
                                            Phone:      206-623-6239
                                            Fax:        206-623-1738

         To Purchaser:            Golder, Thoma, Cressey, Rauner Fund IV. L.P.
                                  6100 Sears Tower
                                  Chicago, IL 60606-6402
                                  Attn: Joe Nolan
                                  Phone:            312-382-2227
                                  Fax:              312-382-2201

         With copies to:          Waller Lansden Dortch & Davis
                                  511 Union Street, Suite 2100
                                  Nashville, TN 37219
                                  Attn: Kevin D. Norwood
                                  Phone:            615-244-6380
                                  Fax:              615-244-6804

         And with copies to:      Kirkland & Ellis
                                  200 East Randolph Drive
                                  Chicago, IL 60601
                                  Attn: Kevin R. Evanich
                                  Phone:            312-861-2000
                                  Fax:              312-861-2200

         To the Agent:            Lee Zinsli
                                  482 SW Riverbend Drive
                                  West Linn, OR 97068
                                  Phone:            503-656-2718
                                  Fax:              503-655-8136

         To the Company
         after Closing:           c/o Principal Hospital Company
                                  5103 Paddock Village Court
                                  Suite A-12
                                  Brentwood, TN 37027
                                  Attn: Martin Rash, President
                                  Phone:            615-370-1377
                                  Fax:              615-370-9539

         with copies to:          Waller Lansden Dortch & Davis
                                  511 Union Street, Suite 2100
                                  Nashville, TN 37219
                                  Attn: Kevin D. Norwood
                                  Phone:            615-244-6380
                                  Fax:              615-244-6804

         Notices shall be deemed given three (3) business days after deposit in the mail as provided herein or upon actual receipt if sent by overnight delivery, facsimile transmission or hand delivery.

         10.02. Assignment. No party may assign, directly or indirectly, its rights or obligations hereunder without the prior written consent of the other parties; provided, however, that, unless specifically agreed by the parties, no such assignment shall release the assignor of its rights and obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, including successors by operation of law pursuant to any merger, consolidation or sale of assets involving either party. Nothing herein shall be construed as prohibiting Purchaser from granting to its designees the right to participate in the Investment in accordance with the provisions of Article I hereof.

         10.03. Sole Agreement. This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement, the Disclosure Letter delivered pursuant hereto, the documents executed and delivered pursuant hereto and the Confidentiality Agreements, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior negotiations, discussions, writings and agreements between them, including but not limited to the Letter of Intent.

         10.04. Captions. The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

         10.05. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon.

         10.06. Severability. Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         10.07. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

         10.08. Company Disclosure Letter. Anything disclosed in this Agreement or in the Company Disclosure Letter delivered pursuant to this Agreement or in the Company Financial Statements shall be deemed to have been disclosed for any and all purposes to which said information relates; provided, however, that the disclosure in any section of the Company Disclosure Letter shall qualify any other section of this Agreement only to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other section. Any updates or revisions to the Disclosure Letter delivered by the Company after the date hereof shall for all purposes be deemed to be incorporated into and made a part of the Company Disclosure Letter. The Disclosure Letter may be updated from time to time prior to Closing and will be updated as of, and at the Closing Date, if and to the extent necessary to reflect changes in information disclosed therein, provided, however, that no such additional disclosure shall be deemed to be accepted by Purchaser if such disclosure reflects an event or series of events which would otherwise permit Purchaser to terminate this Agreement for the failure of the conditions to closing set forth in Paragraphs 8.01(a), (b) or (c) unless Purchaser specifically accepts such disclosure in writing.

         10.09. Knowledge Defined. To the extent that any of the representations and warranties contained in this Agreement are limited by the phrases "to the knowledge of" or "the Company has no knowledge of" or "Purchaser has no knowledge of" or words or phrases of similar import, the same in the case of the Company and the Subsidiaries, shall mean to the actual knowledge of Messrs.
K. David McAllister, A.E. Brim, John R Miller, Steven P. Taylor and James M. Williams, after a diligent review of any documents or other information in their possession or under their control and after making written inquiries of the Chief Executive Officer, Chief Financial Officer and Director of Nursing of each of the Leased Company Facilities, and in the case of Purchaser, shall mean to the actual knowledge of Joseph Nolan after a diligent review of any documents or other information in his possession or under his control and in the case of Principal shall mean to the actual knowledge of Martin Rash and Richard Gore after a diligent review of any documents or other information in their possession or under their control. To the extent that any of the representations and warranties contained in this Agreement refer to verbal notice to a party such notice shall be deemed to have been received if delivered to any officer of such party or to an officer of one of its subsidiaries.

         10.10. Third Party Beneficiary. Except as provided in Paragraphs 1.08 and 9.06(b), with respect to the former common and preferred shareholders of the Company, the former holders of the Purchased Options and/or Accelerated Options and the Carryover Shareholders, and in Paragraph 5.03(g), with respect to the employees described therein, and in Paragraphs 5.03(h), (i) and (j), with respect to the persons who were officers or directors of the Company on or prior to the Closing Date, nothing in this Agreement express or implied is intended to and shall not be construed to confer upon or create in any person, other than the parties hereto, which parties shall include Purchaser's designees who execute a counterpart of this Agreement or separate certificate pursuant to Paragraph 4.08(f), any rights or remedies under or by reason of this Agreement, including without limitation, any right to enforce this Agreement.




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         10.11. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY,
VOLUNTARILY AND INTENTIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, INCLUDING TO ENFORCE OR DEFEND ANY RIGHTS HEREUNDER AND AGREES THAT ANY SUCH ACTION SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         10.12. Attorneys' Fees. In the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof, the prevailing party in any action resulting therefrom shall be entitled to collect from the other its reasonable costs and attorneys' fees, including its costs and fees on appeal.

         10.13.Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state or local statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean "including without limitation." In any instance in which the consent of Purchaser is required, it shall be deemed to have been granted if provided by Joe Nolan and in any instance in which the consent of Principal is required, it shall be deemed to have been granted if provided by Richard Gore or Martin Rash.

         10.14. Expenses. Except as otherwise provided in Paragraph 9.05, each party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Principal shall be solely responsible for any HSR Act filing fee and the Company shall be solely responsible for any fee due to Smith Barney with respect to the Transactions. In addition, the Company shall also bear the first $200,000 of any costs and expenses associated with the Senior Living Transaction or the Excluded Assets Transaction, with any costs related to the Senior Living Transaction and the Excluded Assets Transaction in excess thereof being deducted from the redemption proceeds due to the holders of the Redeemed Preferred Stock and the Redeemed GECC Preferred Stock prior to the distribution thereof to said stockholders.

         10.15. Survival. The representations and warranties of the Company shall survive for a period of eighteen (18) months after the Closing and shall be subject to the escrow and indemnity provisions of Article IX hereof. The covenants of Purchaser set forth in Paragraph 6.03(a) and of Principal set forth in Paragraphs 6.01A(a) and 6.03(b) shall survive the termination of this Agreement for a period of three years and, except as modified by the terms of Paragraphs 6.01A(a), 6.03(a) and 6.03(b), the covenants in the Confidentiality Agreement by which the Purchaser and Principal agreed to be bound under the terms of the Letter of Intent shall survive termination for the three year period stated therein.


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


     IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth therein.

                                   BRIM, INC.

                                   By: /s/ A. E. Brim
                                      ------------------------------------
                                   Its: President


                                   GOLDER, THOMA, CRESSEY, RAUNER FUND IV, L.P.

                                   By: /s/ Joseph P. Nolan
                                      ------------------------------------
                                   Its: Principal

Principal Hospital Company does hereby sign this Agreement for the sole purpose of being bound by Paragraphs 4.01A, 4.02A, 5.01, 6.01A, 6.03(b), 7.02(a), 7.06,
9.02(a), 10.09, 10.13, 10.14 and 10.15 of the Investment Agreement.


                                   PRINCIPAL HOSPITAL COMPANY

                                   By: /s/ Martin S. Rash
                                      ------------------------------------
                                   Its: President












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EXHIBIT INDEX

A        First Union Commitment Letter and Investment Commitment Letter

B        Carryover Shareholders: Names and Percentage Ownership in Carryco

C        Form of Carryco/Brim Merger Agreement

D        Senior Preferred Rights and Preferences

E        Junior Preferred Rights and Preferences

F        GE Stock Purchase Agreement

G        Senior Living Assets

H        Employment Agreements

I        Resigning Officers and Directors

J        Certain Officers Subject to Post Closing Covenants

K        Office Lease

L        Shared Services Agreement

M        Brim/PHC Merger Agreement

N        Shareholder Agreement Term Sheet

O        Pre Closing Shareholders: Names and Percentage Interests











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                             AGENT'S ACKNOWLEDGMENT

         The undersigned does hereby execute this Agreement for the sole purpose of acknowledging his agreement on the terms and subject to the conditions set forth in an Agency Agreement to be executed between him and representatives of the former holders of the Redeemed Preferred Stock and the GECC Preferred Stock (the "Agency Agreement") to act as the agent for the former holders of the Redeemed Preferred Stock and the GECC Preferred Stock with respect to any claims for Losses made by the Purchaser under Article IX of this Investment Agreement. The undersigned does not hereby assume any liability for the acts or omissions of any party to this Investment Agreement nor for any errors or omissions in serving as the Agent except as otherwise provided in the Agency Agreement.






                                   /s/ Lee Zinsli
                                   -----------------------------
                                   Lee Zinsli, Agent














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